SELECTED FINANCIAL AND OPERATING DATA
Ameritech Corporation and Subsidiaries


As of December 31 or for the year ended
(dollars in millions, except per share amounts)

                                  1998     1997     1996     1995     1994     1993    1992     1991     1990     1989     1988
                                ------------------------------------------------------------------------------------------------
Revenues                        $17,154  $15,998  $14,917  $13,428  $12,569  $11,865 $11,285  $10,983  $10,773  $10,316  $10,014
                                ------------------------------------------------------------------------------------------------
Operating expenses(1)            12,961   12,199   11,412   10,125   10,540    9,307   8,941    9,001    8,584    8,161    7,882
                                ------------------------------------------------------------------------------------------------
Operating income                  4,193    3,799    3,505    3,303    2,029    2,558   2,344    1,982    2,189    2,155    2,132
Interest expense                    611      505      514      469      435      453     495      545      454      384      366
Other income, net                 2,055      390      326      260      147      117     125      219       76       14       52
Income taxes                      2,031    1,388    1,183    1,086      571      709     628      491      557      547      581
                                ------------------------------------------------------------------------------------------------
Income before special
   accounting items(2)            3,606    2,296    2,134    2,008    1,170    1,513   1,346    1,165    1,254    1,238    1,237
Special accounting items(2)          --       --       --       --   (2,234)      --  (1,746)      --       --       --       --
                                ------------------------------------------------------------------------------------------------
Net income (loss)                $3,606   $2,296   $2,134   $2,008  $(1,064)  $1,513   $(400)  $1,165   $1,254   $1,238   $1,237
                                ------------------------------------------------------------------------------------------------
Earnings (loss) per share(3)
   Income before special
     accounting items(2)
     Basic                        $3.27    $2.09    $1.93    $1.81    $1.06    $1.39   $1.25    $1.10    $1.18    $1.15    $1.14
     Diluted                       3.25     2.08     1.92     1.81     1.06     1.39    1.25     1.10     1.18     1.15     1.14
   Special accounting items(2)
     Basic                          --        --       --       --    (2.03)      --   (1.62)      --       --       --       --
     Diluted                        --        --       --       --    (2.03)      --   (1.62)      --       --       --       --
                                ------------------------------------------------------------------------------------------------
   Net income (loss)
     Basic                        $3.27    $2.09    $1.93    $1.81   $(0.97)   $1.39  $(0.37)   $1.10    $1.18    $1.15    $1.14
     Diluted                       3.25     2.08     1.92     1.81    (0.97)    1.39   (0.37)    1.10     1.18     1.15     1.14
                                ------------------------------------------------------------------------------------------------
Dividends declared
   per share(3)                  $1.218   $1.148   $1.078   $1.015    $0.97    $0.93   $0.89    $0.86    $0.81    $0.75    $0.69
                                ------------------------------------------------------------------------------------------------
Average common shares
   outstanding (millions)(3)    1,101.6  1,098.7  1,103.8  1,107.2  1,098.5  1,088.2 1,073.1  1,062.1  1,061.2  1,078.9  1,088.8
Total assets(4)                 $30,299  $25,339  $23,707  $21,942  $19,947  $23,428 $22,818  $22,290  $21,715  $19,833  $19,163
Property, plant and
   equipment, net(4)            $14,305  $13,873  $13,507  $13,457  $13,455  $17,366 $17,335  $16,986  $16,652  $16,296  $16,078
Capital expenditures             $2,982   $2,651   $2,476   $2,176   $1,955   $2,108  $2,267   $2,200   $2,154   $2,015   $1,895
Long-term debt                   $5,557   $4,610   $4,437   $4,513   $4,448   $4,090  $4,586   $4,964   $5,074   $5,069   $4,487
Total debt(6)                    $8,176   $7,646   $7,592   $6,651   $6,346   $6,692  $6,704   $6,938   $6,769   $5,582   $4,942
Debt ratio                        42.9%    47.9%    49.7%    48.7%    51.2%    46.0%   48.9%    46.1%    46.7%    42.1%    38.7%
Return on average equity(5)       36.2%    28.5%    28.7%    29.5%   (13.6)%   20.1%   (5.9)%   14.5%    16.3%    15.8%    15.8%
Return on average total
   capital(5)                     22.1%    18.1%    17.1%    18.2%    (4.6)%   13.1%    0.2%    10.6%    11.8%    11.9%    12.0%
Market price per common share(3) $63.38   $40.25   $30.31   $29.44   $20.19   $19.19  $17.81   $15.88   $16.69   $17.00   $11.94
Access lines (000s)              20,968   20,502   19,694   19,057   18,239   17,560  17,001   16,584   16,278   15,899   15,469
Cellular subscribers (000s)       3,577    3,177    2,512    1,891    1,299      860     586      483      326      242      146
Employees                        70,525   74,359   66,128   65,345   63,594   67,192  71,300   73,967   75,780   77,326   77,334
--------------------------------------------------------------------------------------------------------------------------------

(1) Increase in operating expenses in 1994 and 1998 was due to work force restructuring charges of $728 million and $104 million, respectively, while operating expenses in 1995 decreased due to a restructuring credit of $134 million.

(2) Special accounting items represent an extraordinary item for the discontinuance of FAS 71 (accounting in a regulatory environment) in 1994 and the cumulative effect of changes in accounting principles in 1992 for FAS106 ($1,644 million) and FAS 112 ($102 million).

(3) Gives retroactive effect to all stock splits.

(4) Substantial reduction in total assets and property, plant and equipment, net in 1994 was due principally to the discontinuance of FAS 71.

(5) Return on average equity and return on average total capital are calculated using weighted average monthly amounts.

(6) Total debt excludes preferred stock issued by subsidiaries of $325 million in 1998, $250 million in 1997, $60 million in 1995 and $85 million in 1994. The 1997 and 1994 issues are subject to mandatory redemption.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION (dollars in millions, except per share amounts)


OVERVIEW
-------------------------------------------------------------------------------

Ameritech is a diversified, full-service communications company providing wireline and wireless telephone service, paging, cable TV, security services, directory advertising and online services. Our five domestic landline communications subsidiaries provide local telephone service, network access and public telephone service to more than 12 million customers in Illinois, Indiana, Michigan, Ohio and Wisconsin. These subsidiaries are subject to regulation by the respective state utility commissions and by the Federal Communications Commission (FCC). In addition, we provide cellular service primarily in our five-state region and Missouri; paging services in our five-state region, Missouri and Minnesota; cable TV service in Illinois, Michigan and Ohio; and security services throughout North America.

   The communications industry continued to adapt to sweeping regulatory changes, increased competition and significant new strategic initiatives in 1998. The Telecommunications Act of 1996 established a national policy that calls for competition and open markets, rather than regulatory management, as the basic industry business environment. As a result, it opened the nation's communications markets to competition from new players both within and outside the industry, potentially enabling them to become either niche or full-service providers of voice, video, data, local and long-distance services for their customers. At the same time, many communications markets in other parts of the world are in the midst of reform, resulting in privatization and deregulation of many previously nationalized communications companies.

   These forces acting together create an environment for tremendous potential growth in the global communications industry. Ameritech recognized these growth opportunities several years ago, and we implemented three basic strategies to compete effectively in this new environment: speed growth in our core business, introduce new services for customers and connect customers around the world. By adhering to these strategies, we have positioned ourselves to take advantage of future market expansion and strategic growth opportunities.

   On May 11, 1998, we accelerated the execution of Ameritech's strategy with the announcement of our agreement to merge with SBC Communications Inc. In the merger transaction, each share of Ameritech common stock will be converted into and exchanged for 1.316 shares of SBC common stock. After the merger, Ameritech will be a wholly owned subsidiary of SBC. The transaction was approved by the board of directors and shareowners of each company in 1998, but remains subject to various federal and state regulatory approvals. Ameritech and SBC own competing cellular licenses in several markets, including Chicago and St. Louis. Because FCC rules limit cross-ownership of cellular licenses, we expect that the FCC will require divestiture of one overlapping license in each market before granting approval of the merger.

RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

Ameritech's record of strong financial results continued in 1998. We achieved double-digit earnings growth before one-time items in each quarter of 1998 and for the year. Results were driven by solid revenue growth and by operating cost controls initiated in the first quarter of 1998. Income from international ventures in Belgium, Denmark and Hungary also contributed to earnings growth.

   Consolidated results of operations for 1998 compared with the prior year were as follows:

Results of Operations

                                            Increase  Percent
                             1998     1997 (Decrease)  Change
-------------------------------------------------------------------------------
Income before
         one-time items    $2,614   $2,346     $268     11.4
One-time items                992      (50)   1,042      n/m
Net income                  3,606    2,296    1,310     57.1
EPS before one-time items
         Basic              $2.37    $2.14    $0.23     10.7
         Diluted             2.35     2.12     0.23     10.8
Earnings per share
         Basic              $3.27    $2.09    $1.18     56.5
         Diluted             3.25     2.08     1.17     56.3
Average common shares
         (millions)       1,101.6  1,098.7      2.9      0.3
-------------------------------------------------------------------------------

One-time items in 1998 consisted of:
 o a pretax charge of $104 million ($64 million after-tax, or $0.05 per share) for restructuring related to a cost containment program announced in March 1998;

 o a pretax gain of $1,543 million ($1,012 million after-tax, or $0.91 per share) from the sale of substantially all of our shares in Telecom Corporation of New Zealand Limited (TCNZ);

 o a pretax charge of $54 million ($34 million after-tax, or $0.03 per share), for a currency-related fair-value adjustment related to our Tele Danmark investment;

 o a pretax gain of $170 million ($102 million after-tax, or $0.09 per share) from the sale of certain Wisconsin telephone and directory assets to Century Telephone Enterprises, Inc. (Century Telephone); and,

 o a pretax charge of $38 million ($24 million after-tax, or $0.02 per share) for the costs of redeeming $1.3 billion of long-term debt.

One-time items in 1997 included:

 o an after-tax charge of $87 million, or $0.08 per share, related to our share of the costs of a work force restructuring at Belgacom, the national telecommunications provider in Belgium;

 o a pretax gain of $52 million ($37 million after-tax, or $0.03 per share) resulting from the sale of our 12.5% interest in Sky Network Television Limited of New Zealand (Sky TV);

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)


 o a pretax charge of $69 million ($42 million after-tax, or $0.04 per share) resulting from our agreement to settle lawsuits related to our inside wire maintenance services;

 o a pretax gain of $42 million ($25 million after-tax, or $0.03 per share) resulting from the sale of our 14.3% share of Bell Communications Research (Bellcore);

 o a pretax gain of $43 million ($27 million after-tax, or $0.03 per share) resulting from the sale in an initial public offering of a portion of our stake in MATAV, the telecommunications provider in Hungary; and,

 o a pretax charge of $16 million ($10 million after-tax, or $0.01 per share) resulting from a currency-related fair-value adjustment related to our Tele Danmark investment.

   Including the effects of these one-time items, 1998 net income increased $1,310 million, or 57.1%, and diluted earnings per share increased $1.17, or 56.3%, over the comparable prior year period. Net income before one-time items increased $230 million, or 10.9%, in 1997, and diluted earnings per share increased $0.21, or 11.0%, over 1996 results. Results in 1996 included an after-tax gain of $18 million, or $0.02 per share, resulting from the sale of our interest in Centertel, a cellular telephone company in Poland.

SEGMENTS The following discussion makes reference to a new segment reporting concept adopted in 1998. As discussed more fully in Note 14 to the consolidated financial statements on pages 51 to 53, based on how we manage our business, we have three reportable segments. Our largest segment is communications, which provides landline telephone service, cellular telephone and paging services, as well as call management and data services to business and residential customers. Our second segment is information and entertainment, which provides printed and online directories for business and residential users, security and alarm monitoring services for homes and businesses, and cable TV services. Our third reportable segment is international, which manages our investments in foreign ventures. The international segment has no revenues, as all accounting activity is recorded using the one-line equity method of accounting. We evaluate the performance of our two revenue-producing segments on a direct margin basis, which represents total revenues of that segment less direct expenses attributed to it (excluding corporate allocations, information technology costs, interest income or expense, income taxes and certain other costs).

   Our communications segment is characterized by stable revenue growth and solid earnings. Revenue growth in the information and entertainment segment is somewhat higher, in part due to acquisitions, but earnings growth is more modest due to the start-up nature of our cable TV operation and normal integration costs being incurred in our security services business. The international segment continues to contribute to earnings growth.

   Total direct margin for reportable segments was $6,593 million in 1998, $6,049 million in 1997 and $5,332 million in 1996. Direct margin for the communications segment represented approximately 92% in 1998, 92% in 1997 and 90% in 1996, and margin from the information and entertainment segment represented the remaining 8%, 8% and 10% for those years.

   Direct margin in the communications segment increased in both 1998 and 1997 due to increased profitability in the cellular business, increased revenues from high-margin call management services and steady growth in the landline communications business.

   Our margins in the information and entertainment segment have been slowed by acquisitions we have made in our security services business. While these acquisitions have added to revenues, integration and consolidation of monitoring centers have impacted our margins. Further, the start-up nature of our cable TV business, which did not have any revenues until mid-1996 and now has more than 200,000 customers, has affected margins in this segment as well.

REVENUES We derive most of our revenues from the provisioning of landline telephone service and supporting products, which represents approximately 75% of total revenues from operating segments. Other significant sources of revenue in 1998 included

                              [CHART APPEARS HERE]

                1993    1994    1995    1996    1997    1998
                ---------------------------------------------
                $11.9   $12.6   $13.4   $14.9   $16.0   $17.2

                                 Revenue Growth
                                 (in billions)
              Ameritech's total revenues increased 7.2% in 1998 to $17.2 billion, fueled by strong customer demand and new product launches.

cellular and paging, which contributed approximately 11% of total revenues, and directory advertising, which represents approximately 8% of total revenues.

   Revenues increased by 7.2% to $17.2 billion in 1998. Revenue growth resulted from strong gains in local service and data services revenues, combined with continued growth in cellular, paging and security services. Rate reductions, resulting primarily from access charge reform for landline communications services, and lower revenues from long-distance services in our communications segment, partially offset the increase. Revenue growth in 1998 was 6.4% in our communications segment and 26.1% in our information and entertainment segment, due in part to asset acquisitions in the security services business.

   Total revenues increased by 7.2% to $16.0 billion in 1997, driven by increased demand for a wide array of voice and data transmission services. Rate reductions partially offset these increases. Revenue growth in 1997 was 7.6% in our communications segment and was 11.7% in our information and entertainment segment.

                                       Increase    Percent
                     1998       1997  (Decrease)   Change
-------------------------------------------------------------------------------
Local service       $7,020     $6,572    $448        6.8
-------------------------------------------------------------------------------

LOCAL SERVICE Local service revenues include basic monthly service fees and usage charges, fees for call management services, public phone revenues, and certain installation and connection charges. Local service rates generally have been regulated by the state public service commissions. These revenues are included in the results of our communications segment.

   In the local service arena, demand for data services grew strongly in 1998, as evidenced by a 58% increase in the number of ISDN lines in service and 33% annual growth in high-capacity circuits. The proliferation of fax machines, Internet usage and computer communications resulted in data traffic exceeding voice traffic for the first time in our history. Demand for additional lines and call management services remained strong as revenues from call management services subscribed to on a monthly basis, such as Call Waiting and Caller ID, increased by 17% in 1998. Pay-per-use revenues for such services as automatic call back and three-way calling grew at a 61% annual rate. Access lines in service increased by 2.3% to 20,968,000 as of December 31, 1998, or 2.7% normalized for approximately 89,000 lines sold in November 1998 to Century Telephone.

   Local service revenues increased by $397 million, or 6.4%, in 1997 due largely to increased sales of call management services. These increases resulted from growth in both the number of features in service and the number of pay-per-use activations of call management services. Access line growth, driven in part by increased demand for second lines by residential and small business customers, also contributed to the revenue increase. Access line growth in 1997 was 4.1%, including approximately 133,000 lines added on November 1, 1997, from the acquisition of certain assets from Sprint Corporation (Sprint) in the Chicago area.

                                             Increase   Percent
                             1998     1997  (Decrease)  Change
-------------------------------------------------------------------------------
Network access
         Interstate access  $2,481   $2,485     $(4)      (0.2)
         Intrastate access     551      619     (68)     (11.0)
-------------------------------------------------------------------------------

NETWORK ACCESS Network access revenues are fees charged to interexchange carriers, such as AT&T and MCI WorldCom, that use our local landline communications network to connect customers to their long-distance networks. In addition, end users pay flat rate access fees to connect to the long-distance networks. These revenues are generated from both interstate and intrastate services and are included in the results of our communications segment.

   Total network access revenues decreased in 1998, due primarily to rate reductions resulting from access charge reform effective July 1, 1997, and additional reductions that took effect July 1, 1998. In addition, access charge revenues decreased due to a change in reporting classification of certain pay phone revenues from interexchange carriers for their customers' use of our pay phones. This change in classification decreased network access revenues and increased miscellaneous revenues by approximately $106 million in 1998 compared with 1997. Approximately $87 million of this decrease related to interstate network access revenues. Minutes of use increased in 1998 for both interstate and intrastate access, due primarily to growth in the number of calls handled for interexchange carriers. Growth in network usage by alternative providers of intraLATA toll service in Illinois, Michigan and Wisconsin also contributed to the intrastate access volume increase. Minutes of use increased, over the comparable prior year period, by 6.0% for interstate and 10.5% for intrastate.

   Interstate network access revenues increased by $120 million, or 5.1%, in 1997 due primarily to volume increases. The volume of calls that we handled for interexchange carriers increased, and demand for dedicated services grew as Internet service providers and other high-capacity users increased their utilization of our network. Intrastate network access revenues increased by $46 million, or 8.0%, due to greater use of our network by alternative providers of intraLATA toll services in Illinois, Michigan and Wisconsin. Rate reductions for both interstate and intrastate network access, resulting primarily from access charge reforms that took effect on July 1, 1997, partially offset these increases. Minutes of use increased, over the comparable period in 1996, by 6.1% for interstate and 15.4% for intrastate.

[GRAPHIC APPEARS HERE]

Total cellular customers at Belgacom,
one of our major European partnerships,
grew 84% in 1998 to 1.2 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Long-distance       $1,408   $1,384    $24        1.7
-------------------------------------------------------------------------------

LONG-DISTANCE Our current long-distance service revenues are derived from customer calls to locations outside of the customer's local calling areas but within the same local access and transport area (LATA). These revenues also are included in the results of our communications segment.

   Long-distance revenues increased in 1998, reflecting growth in dedicated services and price increases. Volume decreases, resulting from increased competition in Illinois, Michigan and Wisconsin, partially offset the increase. Customers now may use an alternative provider of their choice for intraLATA toll calls in these markets, without dialing a special access code when placing the call.

   Long-distance revenues decreased by $107 million, or 7.2%, in 1997, due to a decrease in the volume of intraLATA toll calls completed. Implementation of Dial 1 + capability in the Illinois, Michigan and Wisconsin markets was substantially complete in 1997, resulting in increased competition for these toll calls.


                                      Increase   Percent
                     1998     1997   (Decrease)   Change
-------------------------------------------------------------------------------
Cellular, directory
  and other         $5,694   $4,938    $756       15.3
-------------------------------------------------------------------------------

CELLULAR, DIRECTORY AND OTHER Cellular, directory and other revenues include revenues derived from cellular communications, paging services, telephone directory publishing, cable TV, lease financing, billing and collection services, telephone equipment sales, and security installations and services. These revenues result from both our communications and information and entertainment segments, as well as from other business activities, such as lease financing, not included in the results of reportable segments.

   Revenues from cellular, directory and other services increased in 1998, resulting primarily from solid growth in the number of cellular subscribers and pagers in service, as well as continued growth in our security and cable TV businesses. Revenues from Voice Mail and other nonregulated services, as well as a change in reporting classification of certain pay phone revenues, as previously discussed, also contributed to the increase. Also in 1998, we revised a partnership agreement covering the publication of directories in Illinois and northwest Indiana, resulting in increased directory advertising revenues.

   Competition from other cellular providers has intensified in our region, particularly in the Chicago market. However, the increased price competition and expanded service offerings have stimulated demand, driving additional subscriber growth. We continued to introduce our ClearPathSM digital wireless service in cities throughout our region during 1998, offering customers enhanced call clarity, longer battery life and better call security.

   Revenues from cellular, directory and other services increased by $625 million, or 14.5%, in 1997 due to strong growth in the number of cellular and paging subscribers. Introduction of ClearPath service in the Chicago and Detroit markets and successful retention of a high percentage of subscribers contributed to the revenue increase. Paging services grew at a strong rate due to increased marketing efforts and continued customer demand for added convenience. Increased revenues from equipment sales and inside wire installation and maintenance services also contributed to the increase, as did higher directory revenues, resulting primarily from volume growth and price increases.

OPERATING EXPENSES Following is a discussion of operating expenses for Ameritech on a consolidated basis. Total operating expenses increased by 6.2% to $13.0 billion in 1998. Overall business growth and network expansion drove much of the increase. Higher access charge expenses and a restructuring charge also contributed to the increase. Total operating expenses increased by 6.9% to $12.2 billion in 1997, due primarily to increased employee-related and other operating expenses resulting from overall business growth.

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Employee-related
  expenses          $4,169   $3,959    $210       5.3
-------------------------------------------------------------------------------

EMPLOYEE-RELATED EXPENSES Employee-related expenses increased in 1998 due primarily to higher employee levels in the information and entertainment segment, combined with higher wage rates and overtime expenses in the communications segment. During 1998, we entered into new collective bargaining agreements with the International Brotherhood of Electrical Workers (IBEW) and the Communications Workers of America (CWA). The IBEW contract took effect on June 28, 1998, for a period of five years. The contract will be re-opened in 2001 to address certain economic wage issues for the final two years of the agreement. The CWA contract was effective August 9, 1998, and

[GRAPHIC APPEARS HERE]

Our total voice channel equivalents,
which include both switched phone lines and high-capacity connections, grew 13% in 1998.

expires on March 31, 2001. Both agreements provide for basic wage increases of 11.2% over the contract period (until 2001 for the IBEW) and also address benefits, pensions, work rules and other wage-related items. The IBEW represents approximately 12,000 employees in Illinois and northwest Indiana, while the CWA represents approximately 28,000 employees in all five states of our region.

   Employee-related expenses increased by $248 million, or 6.7%, in 1997 due primarily to growth-related employee increases in the security services, cellular and cable TV businesses. Higher wage levels at the landline communications subsidiaries, partially offset by lower work force levels, also contributed to the overall increase.

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Depreciation and
  amortization      $2,717   $2,521   $196        7.8
-------------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION Continued network expansion for both wireline and wireless services in the communications segment, combined with increasing investments in newer technologies that have shorter depreciable lives, contributed to an increase in depreciation and amortization expense in 1998. Higher rates resulted from the use of shorter depreciable lives for newer technologies. Higher asset balances at our security services subsidiary, combined with higher amortization of intangibles from acquisitions, also contributed to the increase.

   Depreciation and amortization expense increased by $156 million, or 6.6%, in 1997 due to continued network expansion, resulting from greater demand for network services and an increase in the cellular subscriber base, and to increased intangible asset amortization.

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Other operating
  expenses          $5,370   $5,140    $230       4.5
-------------------------------------------------------------------------------

OTHER OPERATING EXPENSES Other operating expenses increased in 1998 due primarily to higher access charge expenses resulting from state commission rulings (which we are contesting) that require local exchange carriers to pay reciprocal compensation for calls by their customers to the Internet via Internet service providers (ISPs) who, in turn, are customers of competing local exchange carriers. Higher cost of sales resulting from growth-related customer increases at the cellular operation, combined with increased sales of customer premises equipment, also contributed to the increase. Decreased advertising expenses, reflecting the timing of promotions and other marketing campaigns, combined with lower right-to-use fees for switching system software, partially offset the increase.

   Other operating expenses increased by $397 million, or 8.4%, in 1997 due to customer increases and higher cost of sales resulting from growth in sales of customer premises equipment. A one-time charge of $69 million resulting from a litigation settlement also contributed to the increase.

   In May 1996, we commenced a 10-year agreement with IBM Global Services (IBM) to perform certain information technology services previously performed by Ameritech. As a result of this agreement, contract services expenses have increased from their 1996 level, while employee-related costs and depreciation expenses related to computer assets have moderated somewhat.

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Restructuring       $104     $--       $104       n/m
-------------------------------------------------------------------------------

RESTRUCTURING In March 1998, we announced plans to significantly reduce future operating expenses by the end of 2002. As part of this cost containment program, we recorded a pretax restructuring charge of $104 million ($64 million after-tax) to cover the costs of consolidating security monitoring centers and closing 53 company-owned cellular retail stores. The charge covers employee-related costs of approximately $54 million for termination of the employment of approximately 5,000 employees, as well as other costs of approximately $50 million related to lease terminations and asset write-downs. Approximately 10% of the charge relates to our information and entertainment segment, and the balance relates to our communications segment.

   Approximately 3,200 employees whose employment relationship is to be severed work at our security services subsidiary. These employees are being displaced due primarily to the consolidation of our monitoring centers. Staffing requirements at new locations will require us to hire a significant number of new employees.

   In 1998, 1,478 employees left Ameritech as part of this restructuring program.

                                     Increase    Percent
                     1998     1997  (Decrease)   Change
-------------------------------------------------------------------------------
Taxes other than
  income taxes      $601     $579      $22        3.8
-------------------------------------------------------------------------------

TAXES OTHER THAN INCOME TAXES Taxes other than income taxes consist of property taxes, gross receipts taxes and other taxes not directly related to earnings.

   Taxes other than income taxes increased in 1998 primarily as a result of higher property taxes, principally in Illinois and Michigan, combined with higher gross receipts taxes, principally in Ohio and Wisconsin. Lower capital stock taxes in Illinois, as well as lower property taxes in Ohio, resulting primarily from tax reforms, partially offset the increase.

   Taxes other than income taxes decreased by $14 million, or 2.4%, in 1997 primarily due to property tax decreases in Ohio and Illinois, as well as lower capital stock taxes in Illinois resulting from tax reforms. Higher gross receipts taxes resulting from overall business growth partially offset these decreases.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)

OTHER INCOME AND EXPENSE

                                     Increase    Percent
                    1998     1997   (Decrease)   Change
-------------------------------------------------------------------------------
Interest expense    $611     $505      $106       21.0
-------------------------------------------------------------------------------

INTEREST EXPENSE Interest expense increased in 1998 due primarily to higher overall debt balances associated with our $3.1 billion investment in Tele Danmark. We funded this investment in part by issuing $2.5 billion in long-term debt. Lower interest on short-term debt, resulting primarily from a reduction in short-term debt balances following the sale of substantially all of our TCNZ shares, partially offset these increases.

   Interest expense decreased by $9 million, or 1.8%, in 1997 due primarily to increased cash flow from operations, resulting in lower average short-term debt balances. This decrease was partially offset by the effect of higher short-term interest rates. Increased interest on long-term debt, resulting from higher average long-term debt balances, also partially offset the decrease.

                                     Increase    Percent
                    1998     1997   (Decrease)   Change
-------------------------------------------------------------------------------
Other income, net   $2,055   $390      $1,665     426.9
-------------------------------------------------------------------------------

OTHER INCOME, NET Other income, net includes earnings related to Ameritech's investments (when the equity method of accounting is followed), interest income and other nonoperating items.

   Other income increased in 1998 due primarily to the effects of a one-time pretax gain of $1,543 million ($1,012 million after-tax) resulting from the public sale of substantially all of our stake in TCNZ, partially offset by a one-time pretax charge of $54 million ($34 million after-tax) for a currency-related fair-value adjustment related to our investment in Tele Danmark A/S, the national communications provider in Denmark. A one-time pretax gain of $170 million ($102 million after-tax) from the sale of certain telephone and directory assets to Century Telephone also contributed to the increase. Earnings from our new investment in Tele Danmark, combined with stronger earnings from our investments in Belgium and Hungary, contributed to the increase as well. Partially offsetting these increases were lower equity earnings from TCNZ, resulting from the sale of substantially all of our stake in this company in April 1998, as well as a one-time pretax charge of $38 million ($24 million after-tax) for the costs of redeeming $1.3 billion of long-term debt.

   Other income increased by $64 million, or 19.6%, in 1997 primarily as the result of three one-time gains. We sold our stake in Sky TV, resulting in a pretax gain of $52 million ($37 million after-tax). We also realized a one-time pretax gain of $43 million ($27 million after-tax) related to the sale of a portion of our MATAV shares in an initial public offering, and a one-time pretax gain of $42 million ($25 million after-tax) related to the sale of our investment in Bellcore. A one-time after-tax charge of $87 million for our share of the costs of a work force restructuring at Belgacom partially offset the increase.

   Our investments in international ventures are subject to certain risks related to fluctuations in foreign currency exchange rates. In 1998 and 1997, we recognized some foreign exchange transaction gains and losses and currency translation adjustments related to these investments, due to fluctuations in the value of the U.S. dollar against the respective local currencies. While future fluctuations in currency exchange rates could impact future results of operations, we expect foreign operations to continue to provide strong financial results and earnings growth.

   As previously noted, our international investments represent one of our three reportable segments. Equity income from these investments after one-time items described above, was $378 million in 1998, $289 million in 1997 and $233 million in 1996. This equity income does not require a full provision for additional U.S. income taxes due to substantial available foreign income tax credits arising from these same foreign tax jurisdictions. The increase in equity income in 1998 results primarily from the addition of Tele Danmark to our portfolio, which more than offset the equity income lost from TCNZ sold in April 1998. Enhanced profitability at Belgacom and MATAV also contributed to the increase, as well as the effects of stronger local currencies. The increase in 1997 equity earnings when compared with 1996 was due to higher equity income from all of our foreign investments, but moderated due to the strength of the U.S. dollar against the local currencies.

                                      Increase    Percent
                     1998     1997   (Decrease)   Change
-------------------------------------------------------------------------------
Income taxes        $2,031   $1,388    $643       46.3
-------------------------------------------------------------------------------

INCOME TAXES Income tax expense increased in 1998 due primarily to the tax impacts of gains resulting from sales of investments, including our TCNZ shares. Our effective tax rate was 36.0% in 1998 compared with 37.7% in 1997. The lower effective rate in 1998 resulted primarily from the tax basis exceeding the book basis in our TCNZ shares sold.

   Income taxes increased by $205 million, or 17.3%, in 1997 due to an increase in pretax earnings, as well as the effects of a one-time after-tax charge of $87 million related to our share of the costs of a work force restructuring at Belgacom. A decrease in the amortization of investment tax credits relative to pretax income and a change in tax law in New Zealand that subjected us to a withholding tax on dividend distributions also contributed to the increase.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
-------------------------------------------------------------------------------

Ameritech continued to generate strong cash flows from operations during 1998. These cash flows, combined with capital derived from external sources, enabled us not only to fund increased capital expenditures, but also to pursue significant new investment opportunities and to increase dividends paid per share by 6.2% over the prior year period.

CASH FLOWS FROM OPERATING ACTIVITIES Cash flows from operations increased by $300 million to $4.8 billion in 1998, due primarily to overall business growth, combined with working capital improvements. These factors also led to an increase in cash flows from operations of $767 million to $4.5 billion in 1997.

CASH USED IN INVESTING ACTIVITIES Although capital expenditures increased by more than $300 million in 1998, reflecting continued investment in the core communications segment and the infrastructure for new businesses, investments in other communications ventures represented the single largest use of company funds in 1998. The largest of these was our $3.1 billion investment in Tele Danmark. Following our investment and a repurchase of shares by Tele Danmark from the Kingdom of Denmark, we hold a 41.6% stake in the company. This increase in cash outflows was partially offset by the proceeds from our sale of substantially all of our TCNZ shares. This transaction was structured as an installment sale, with approximately half of the proceeds due at the time of sale in April 1998 and the other half due by March 31, 1999. The initial installment resulted in proceeds of approximately $1.1 billion, and the second installment will result in additional proceeds in 1999 of approximately $1.0 billion. Also in 1998, we received proceeds of approximately $473 million from the repayment by General Electric Company of the note related to our GEIS investment and proceeds of approximately $221 million from the sale of assets to Century Telephone.

   Investments in new businesses also increased in 1997, with acquisitions totaling more than $1 billion for the year. In April and June 1997, we acquired assets of three companies engaged in security services. Consideration for these assets consisted of approximately $82 million in cash and the issuance of a total of 3,009,602 common shares with a dollar value of approximately $100 million. In October 1997, we acquired security assets of Rollins Protective Services, a division of Rollins, Inc., and security assets of Republic Security Company Holdings, a subsidiary of Republic Industries, Inc. We used approximately $800 million in cash to make these purchases.

   In November 1997, we acquired from Sprint the assets of its local exchange business in suburban Chicago, formerly known as Central Telephone Company of Illinois. We paid $160 million in cash.

   Other investing activities in 1997 included proceeds from our sales of investments, including our stake in Bellcore, our investment in Sky TV and a portion of our stake in MATAV through an initial public offering. In addition to these sales, we also received proceeds of approximately $152 million from a stock repurchase program at TCNZ.

   Investing activities in 1996 consisted primarily of our investment with several partners in Belgacom. A consortium led by Ameritech purchased a 49.9% stake in Belgacom from the Belgian government for a purchase price of approximately $2.5 billion. Ameritech invested approximately $865 million for its 35% consortium share, representing approximately 17.5% of Belgacom. Investing activities in 1996 also included additional investments in security services assets.

   Capital expenditures increased in all three years due primarily to increased spending at the landline communications subsidiaries to meet increased demand for data, custom calling and private line services and to comply with regulatory requirements. Capital spending also increased due to continued enhancement and expansion of the cellular network.

   We believe that investment in the core communications segment will facilitate the introduction of new products and services, enhance our responsiveness to ever-increasing competitive challenges and increase the operating efficiency and productivity of our network. We are deploying capital based on customer demands, our business plans and regulatory commitments. We place a high priority on technologies that will enable us to provide customers with new products and services.


                              [CHART APPEARS HERE]

                1993    1994    1995    1996    1997    1998
                ---------------------------------------------
                $1.49   $1.69   $1.89   $2.12   $2.35   $2.61

                                Earnings Growth
                      (in billions, before one-time items)
              Ameritech's earnings climbed 11.4% in 1998 to $2.61
                billion. This marked our sixth straight year of
                         double-digit earnings growth.

CASH FLOWS FROM FINANCING ACTIVITIES Financing activities in 1998 included issuance of $2.5 billion of long-term debt and $325 million of preferred stock by a wholly owned subsidiary, primarily to finance our investment in Tele Danmark. In January 1998, we issued $1.75 billion of long-term debt in five separate tranches through our financing subsidiary, Ameritech Capital Funding
(ACF). In addition, we issued $750 million of Eurodollar notes in February 1998, due in 2003. Short-term debt decreased by $417 million, primarily reflecting the application of proceeds from our sale of TCNZ shares. In December 1998, we redeemed approximately $1.3 billion of long-term debt issued by our landline communications subsidiaries in Illinois, Michigan, Ohio and Wisconsin to take advantage of favorable market conditions. We funded these redemptions using short-term debt. Financing activities also included dividend payments and stock repurchases, as discussed below.

   In 1997, we issued $650 million of long-term debt through our financing subsidiary, primarily to fund our acquisitions of security assets from Rollins and Republic, and one of our wholly owned

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)


subsidiaries issued $250 million of preferred stock in June 1997 in a private placement.

   Financing activities in 1996 consisted primarily of debt issuances by two of our landline communications subsidiaries in Indiana and Wisconsin aggregating $275 million.

STOCK REPURCHASE PROGRAM Our board of directors has periodically authorized management to repurchase shares of Ameritech common stock in the open market or through private transactions. During 1998, we repurchased in the open market 9.6 million shares of stock for approximately $500 million. During 1997, we repurchased 19.0 million shares of common stock for an aggregate purchase price of $602 million, and during 1996, we repurchased in the open market 17.4 million shares of common stock for an aggregate price of $492 million. As of December 31, 1998, management is authorized to make further repurchases of up to $1.5 billion; however, we have agreed with SBC in conjunction with our merger agreement to repurchase shares only in connection with share issuance requirements under certain benefit plans.

DIVIDENDS Ameritech paid dividends of $1,323 million in 1998. This was an increase of $81 million, or 6.5%, over 1997. In December 1998, Ameritech's board of directors approved a 5.8% increase in the quarterly dividend payable February 1, 1999. We paid dividends of $1,242 million in 1997, an increase of $71 million, or 6.1%, over 1996. Our dividend policy is consistent with the need to balance returns to shareowners and investments of capital necessary in a competitive environment.

FINANCING OPTIONS As of December 31, 1998, we maintained available lines of credit totaling $1.8 billion, a committed credit facility of $2.0 billion and shelf registrations for issuance of up to $1.2 billion in unsecured debt securities.

   In October 1998, Moody's Investor Service advised us that it had lowered the debt ratings of three of our landline communications subsidiaries from Aaa to Aa1. The change resulted not from any action taken by Ameritech or its subsidiaries, but from Moody's efforts to bring the ratings of wholly owned subsidiaries more in line with the parent holding company ratings in the telecommunications industry. The ratings of our other two landline communications subsidiaries remained at Aa1. We believe the impact of these adjustments will not be significant.

   Standard & Poor's has advised us that our credit ratings may be downgraded in the event our merger with SBC is completed. Moody's has, however, reaffirmed our strong credit ratings irrespective of the merger.

   Management believes that we have adequate internal and external resources available to finance our business development, network expansion, dividends, acquisitions and investments.

OTHER MATTERS
------------------------------------------------------------------------------

REGULATORY CONSIDERATIONS
The Telecommunications Act of 1996 In general, the Telecommunications Act of 1996 (the 1996 Act) includes provisions designed to open local exchange markets to competition and to afford the Bell operating companies (BOCs) and their affiliates the competitive opportunity to provide interLATA (long-distance) services. Under the 1996 Act, the BOCs' ability to provide in-region long-distance services is dependent upon their satisfaction of, among other conditions, a 14-point "competitive checklist" of specific requirements for opening the local market to competition.

   In late 1997, a U.S. District Court in Texas ruled that certain line-of-business restrictions in the 1996 Act, including the requirement in
Section 271 that the BOCs must comply with the competitive checklist before being permitted to provide long-distance services to local phone customers, constituted an unconstitutional bill of attainder by virtue of their exclusive applicability to the BOCs. The U.S. Court of Appeals for the Fifth Circuit reversed that decision in September 1998, and in January 1999 the U.S. Supreme Court declined to hear an appeal of the appellate court decision.

   In two other cases, similar constitutional challenges were rejected by the U.S. Court of Appeals for the District of Columbia Circuit (the D.C. Circuit Court). In May 1998, the D.C. Circuit Court found that Section 274 of the 1996 Act, which covers electronic publishing activities, did not constitute an unconstitutional bill of attainder. A petition for certiorari, seeking review of that decision, is pending before the U.S. Supreme Court. In December 1998, the D.C. Circuit Court ruled against another bill of attainder constitutional challenge to the long-distance provisions of Section 271 of the 1996 Act.

Local interconnection and unbundled access In January 1999, the U.S. Supreme Court issued its opinion on various cross-appeals of the 1997 decision of the U.S. Circuit Court of Appeals for the Eighth Circuit (the Eighth Circuit Court) relating to the FCC's 1996 order on the local interconnection provisions of the 1996 Act (the Interconnection Order).

   The Supreme Court reversed portions of the Eighth Circuit Court's earlier decision that had vacated several provisions of the Interconnection Order. The Court decided that the FCC has rulemaking authority to implement the local competition provisions of the 1996 Act, including pricing methodology. This overturned the Eighth Circuit Court's ruling that the states were vested with exclusive jurisdiction over the pricing for local interconnection, unbundled network elements and local service resale provided by incumbent local exchange carriers (ILECs) to competitive local exchange carriers (CLECs). The Supreme Court also reinstated the FCC's "pick and choose" rules allowing CLECs to select among individual provisions from other existing interconnection agreements.

   The Supreme Court upheld the FCC's determination that the definition of a network element could include items beyond physical facilities and equipment, such as operational support systems, operator services, directory assistance and vertical services such as call forwarding and caller identification. It further ruled that the FCC could bar ILECs from separating already combined network elements. However, the Supreme Court overturned the FCC's rule identifying and requiring ILECs to offer specific network elements, finding that the FCC had not adequately considered, as required by the 1996 Act, whether those specific unbundled network elements were "necessary" or whether the failure to provide access to them might "impair" the ability of CLECs to provide competitive services. We believe that this ruling supports our view that the objectives of the 1996 Act, including development and deployment of advanced technologies desired by customers, will best be served by encouraging infrastructure investments, rather than through unlimited blanket access to all existing ILEC network elements.

   Since the Eighth Circuit Court's 1997 opinion, local interconnection matters and unbundled network element pricing have been resolved primarily through negotiated interconnection agreements or state commission arbitration proceedings. The substantive validity of the FCC's pricing rules, including its total element long-run incremental cost (TELRIC) pricing methodology, was not before the Supreme Court, and will be addressed by the Eighth Circuit Court on remand. Pending judicial resolution of the appropriate pricing methodologies and a determination by the FCC of which unbundled network elements are "necessary," our landline communications subsidiaries expect to continue to negotiate and enter into interconnection agreements and pursue, through appropriate state or federal proceedings, timely recovery of their costs.

   We also may seek review by the U.S. Supreme Court of the separate Eighth Circuit Court decision last year regarding shared transport. In 1998, the Eighth Circuit Court upheld the FCC's determination that "shared transport," which would include access to all of an ILEC's transport facilities, is a network

[GRAPHIC APPEARS HERE]

Ameritech added 400,000 wireless
customers in 1998 for a growth
rate of 13%.

element that should be made available to competitors on an unbundled basis.

   The outcome of future regulatory and judicial developments in this area is subject to continuing uncertainty. We believe that the pricing rules and methodologies generally adopted by our in-region state commissions with respect to our existing interconnection agreements should not differ materially from those that may be applied under proposed FCC pricing methodologies. We further expect that future judicial or regulatory decisions will define reasonable limiting standards, consistent with the purposes of the 1996 Act, as to which of our existing network elements must be made available to competitors. We can give no assurance, however, that future regulatory and judicial determinations may not have a material adverse effect on future revenues and margins in our communications segment.

Reciprocal compensation A number of CLECs are engaged in regulatory and judicial proceedings with various ILECs, including our landline communications subsidiaries, with respect to the payment of reciprocal compensation to the CLECs for calls originating on the ILECs' networks for dial-up connections to access the Internet via ISPs served by the CLECs' networks. The CLECs have asserted that such reciprocal compensation is provided for by interconnection agreements between the CLECs and the ILECs. Together with other ILECs, we have maintained that we are not required to make such reciprocal compensation payments pursuant to those agreements because such traffic is interstate access service, not local.

   A U.S. District Court in Illinois has ruled that our Illinois landline communications subsidiary is required to make reciprocal compensation payments in these circumstances under its applicable interconnection agreements. This order is on appeal to the U.S. Court of Appeals for the Seventh Circuit. Cases that involve appeals by other subsidiaries of adverse regulatory determinations are pending in U.S. District Courts in Michigan and Wisconsin. Pending the outcome of such appeals, our Illinois, Michigan and Wisconsin landline communications subsidiaries currently are making reciprocal compensation payments, under protest, to CLECs pursuant to existing interconnection agreements. The Public Utilities Commission of Ohio also ruled that our Ohio landline communications subsidiary is required to make reciprocal compensation payment, but has stayed its order pending rehearing.

   On October 30, 1998, the FCC issued a Memorandum Opinion and Order in which it found that a service offering by another ILEC, permitting ISPs to furnish their customers with high-speed access to the Internet through a dedicated connection, is an interstate service that is properly tariffed at the federal level. In so ruling, the FCC considered the totality of the communication as an end-to-end transmission between an end user and the Internet Web site accessed by the end user, and rejected the argument that such a communication should be separated into two components (consisting of an ILEC-provided intrastate telecommunications service that terminated at the ISP's local server, and an interstate

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)

information service provided by the ISP). The FCC expressly limited its decision only to the high-speed, dedicated access connection between an end user subscriber and an ISP as described in the proposed tariff, and made no determination whether ILECs generally should be required to pay reciprocal compensation for Internet calls via ISPs. The FCC has indicated its intention to provide separate guidance in the near future on the jurisdictional nature of dial-up access via a LEC's local switch.

   We believe that this recent FCC Order is consistent with our view that Internet traffic is appropriately classified as interstate and that reciprocal compensation is not required for dial-up access in the circumstances described above. We also believe that our view ultimately should be upheld in pending or future appellate judicial proceedings or through FCC determination. However, there can be no assurance as to that outcome or that our landline communications subsidiaries will not be required to begin or continue to make such reciprocal compensation payments under existing interconnection agreements. In addition to reciprocal compensation now being paid by our Illinois, Michigan and Wisconsin landline communications subsidiaries, we are making periodic accruals of amounts that may become payable in Ohio and Indiana in the event our view is not ultimately upheld.

Universal service, access charge reform and price caps In May 1997, the FCC issued three closely related orders that established rules to implement the universal service provisions of the 1996 Act (the Universal Service Order) and to revise both interstate access charge pricing (the Access Reform Order) and the price cap plan for ILECs (the Price Cap Order).

   Universal service The FCC's Universal Service Order provides that all interstate telecommunications providers will be required to contribute to universal service funding, based on retail telecommunications revenues. The Universal Service Order establishes a multi-billion dollar interstate universal service fund to help link eligible schools and libraries and low-income consumers and rural health care providers to the global telecommunications network (including the Internet). The FCC directed the phase-in of these funds through 1999.

   Access charge reform In its Access Reform Order, the FCC restructured interstate access pricing and adopted changes to its tariff structure that require ILECs to use rates that reflect the type of costs incurred.

   In addition to the changes introduced in connection with the Access Reform Order, we have implemented state changes that mirror the federal access reform structure. Various interexchange carriers opposing such changes have filed complaints before the Illinois, Michigan and Wisconsin state commissions seeking lower access charges. The state commissions in Illinois (the Illinois Commerce Commission) and Michigan (the Michigan Public Service Commission or MPSC), in response to such a complaint, have ordered us to split the intrastate primary interexchange carrier charge (PICC) into two separate per-line components, with one-half of the total charge payable by the intraLATA toll carrier and the other half by the interLATA toll carrier. Accordingly, the revenues we receive from this charge will decrease to the extent that we are the intraLATA toll carrier. In addition, the MPSC required that these changes be made retroactive to January 1, 1998, when the initial tariffs for this charge were filed. We have appealed the MPSC's order.

   Price caps Our interstate access services are subject to price cap regulation, which limits prices rather than profits. The Price Cap Order effectively reduced access charges by increasing the price cap productivity offset factor to 6.5% from the previous 5.3% and by applying this factor uniformly to all access providers. The order also required ILECs subject to price cap regulation to set their 1997 price cap index assuming that the 6.5% factor had been in effect since July 1996. Certain parties have sought judicial review of the Price Cap Order, and a decision by the D.C. Circuit Court with respect to these matters currently is pending.

   We currently cannot predict the precise impact of these regulatory changes on our business, especially as their nature and timing may evolve in connection with judicial and FCC consideration of other provisions of the 1996 Act.

Number portability On May 5, 1998, the FCC entered an order to allow telecommunications carriers, such as our landline communications subsidiaries, to recover over a five-year period their carrier-specific costs of implementing long-term number portability. Long-term number portability allows customers to retain their local telephone numbers in the event they change local exchange carriers. We are completing implementation of long-term number portability in compliance with an FCC-mandated schedule. Our number portability surcharge became effective on February 1, 1999.

Acquisitions of Security Services Assets by SecurityLink
On September 25, 1998, the FCC issued a Memorandum Opinion and Order on Remand and Order to Show Cause relating to an asset acquisition by our security services subsidiary (SecurityLink) in 1996. The FCC found that we had gained "financial control" over the entity from which SecurityLink acquired the security services assets, in violation of the 1996 Act, and required that, within 30 days after issuance of the Order, we show cause why the FCC should not require SecurityLink to divest the assets acquired in this transaction. Previously, the FCC had ruled that the same transaction was permissible under the 1996 Act, and the D.C. Circuit Court had vacated and remanded that decision to the FCC. On October 26, 1998, we filed our response with the FCC, contending that divestiture would not be an appropriate remedy.

   Previously, on July 8, 1998, the FCC issued a Memorandum Opinion and Order and Order to Show Cause, finding that three separate asset acquisitions by SecurityLink in 1997 (made after the first FCC ruling on security services described above and before the D.C. Circuit Court decision) violated the same provision of the 1996 Act, and ordering SecurityLink to show cause why the FCC should not require divestiture of the assets acquired in such transactions. We filed our response with the FCC on August 7, 1998, contending that divestiture would not be an appropriate remedy.

   The FCC's decision on these Orders to Show Cause is pending.

COMPETITIVE ENVIRONMENT Technological developments, marketplace demand and legislative, regulatory and judicial actions have expanded the types of services and products available from an increasing number of companies, creating growth opportunities in the global communications industry. Our competitive strategy, including our proposed merger with SBC, is to position ourselves to take advantage of such growth opportunities by continuing to branch into new services that are logical extensions of our business and by exporting our expertise to customers around the world.

   These same factors also have resulted in increasing competition in all areas of our business. In pursuing business opportunities both inside and outside the United States, we compete against other local service providers, long-distance service providers, cable TV companies, wireless and Internet service providers (including companies that provide all or some combination of these services), and other entrants from a range of industries. As we have expanded our paging and cellular services, the number and type of competitors have grown. Our telephone directory publishing business faces competition from not only other directory publishing businesses and traditional advertising media, such as television, radio, direct mail, magazines and newspapers, but also providers of new technologies, such as Internet and other online services. Many of our competitors have substantial scale and geographic scope, significant capital, technological and marketing resources, and wide-ranging service offerings.

   With the passage of the 1996 Act and other regulatory initiatives, our local service markets have been more extensively opened to new competitors, many of which are believed to have initially targeted high-volume business customers in densely populated areas. Interconnection agreements with competitive service providers require our landline communications subsidiaries to provide interconnection or access to unbundled network elements at cost-based rates and telecommunications services at discounted, wholesale rates. These agreements and applicable tariffs may result in some downward pressure on local service revenues, as a portion of our revenue shifts from local service at retail prices to network access and wholesale services at lower rates and as some competitors provide services using their own networks, in whole or in part. We cannot predict with certainty the impact that these and other developments ultimately may have on our future business, results of operations or financial condition.

   YEAR 2000 READINESS The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two-digit rather than four-digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures.

   We have established a centrally managed, companywide initiative to identify, evaluate and address Year 2000 issues. Begun in May 1996, our Year 2000 effort covers our network and supporting infrastructure for our provision of local switched and data telecommunications services, cellular and paging services, cable

                              [CHART APPEARS HERE]

                1993    1994    1995    1996    1997    1998
                --------------------------------------------
                $172    $190    $215    $227    $235    $238

                               Productivity Gains
                      (revenues per employee in thousands)
                 Revenues per employee increased to $238,000 in
               1998, representing a 38% improvement over the past
                                  five years.


TV service and security services. Also within the scope of this initiative are our operational and financial information technology (IT) systems and applications, end-user computing resources and building systems, such as security, elevator, and heating and cooling systems. In addition, the project includes a review of the Year 2000 compliance efforts of our key suppliers and other principal business partners and, as appropriate, the development of joint business support and continuity plans for Year 2000 issues. While this initiative is broad in scope, it is structured to identify and prioritize our efforts for mission-critical systems, network elements and products and key business partners.

   Work is progressing in the following phases: inventory, assessment, remediation, testing, deployment and monitoring. Although the pace of the work varies among our business units and the phases often are conducted in parallel, as of December 31, 1998, the inventory and assessment phases have been substantially completed, the remediation phase is nearing completion, and the testing and deployment phases are well under way.

   As of December 31, 1998, the majority of our network elements requiring corrective activity, including substantially all of our core network switches and other network components that we regard as mission-critical, have been made Year 2000 ready and deployed back into production. As of December 31, 1998, more than 90% of our total identified IT applications, including substantially all that we have determined to be mission-critical, have been remediated, and a majority of all corrected applications have completed certification testing and been deployed back into production. We have

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)

also made substantial progress in Year 2000 readiness preparations for our remaining infrastructure components (buildings and physical facilities, internal voice telephone systems, and desktop PCs), and these efforts are scheduled to be completed in mid-1999. Final integration testing for certain critical systems and processes is scheduled to be completed by the end of the third quarter of 1999.

   With the majority of our various systems remediated and a substantial portion of those already tested and deployed back into production, we believe we are well positioned to complete the remediation and deployment of our remaining systems, any additional testing that may be necessary, and the development of our business contingency and continuity plans in advance of the Year 2000 transition. However, our ability to meet that goal remains dependent upon a variety of factors, including the timely provision of necessary upgrades and modifications by our suppliers and contractors. In some instances, upgrades or modifications are not expected to be available until mid- or late-1999.

   We have sought Year 2000 readiness information from various third-party suppliers on whom we depend for certain products or essential services (such as electric utilities, interexchange carriers, etc.), but we have no method of ensuring that these suppliers will convert their critical systems and processes in a timely manner. We are developing business contingency and continuity plans (see discussion below), and are continuing to work with our key suppliers as part of a supplier compliance program to seek to minimize such risks.

   As is the case for other communications services providers, there exists a worst case scenario possibility that a failure to correct a Year 2000 program in one or more of our mission-critical network elements or IT applications could cause a significant disruption of or interruption in certain of our normal business functions. Based on our assessments and work to date, we believe that any such material disruption to our operations due to failure of an internal system is unlikely. However, due to the uncertainty inherent in Year 2000 issues generally and those that are beyond our control in particular (e.g., the final Year 2000 readiness of our suppliers, customers, utilities, interconnecting carriers, and joint venture and investment interests), there can be no assurance that one or more such failures would not have a material impact on our results of operations, liquidity or financial condition.

   There also may be Year 2000 issues in customer premises equipment (CPE), including CPE that we have sold or maintained and CPE that is used in connection with 911 services. Although the customer generally is responsible for CPE, customers could attribute a Year 2000 disruption in their CPE to a malfunction of our network service. We have taken steps to encourage many of our customers potentially at risk to undertake the necessary assessment and remedial activities to avoid a Year 2000 problem with their equipment and systems.

   We currently estimate that we will incur expenses of approximately $250 million through 2001 in connection with our anticipated Year 2000 efforts, of which approximately $108 million had been incurred through December 31, 1998. The timing of our expenses may vary and is not necessarily indicative of readiness efforts or progress to date. We anticipate that a portion of our Year 2000 expenses will not be incremental costs, but rather will represent the redeployment of existing IT resources. We also expect to incur certain capital improvement costs (totaling approximately $30 million) to support this project. Such capital costs ($12 million as of December 31, 1998) are being incurred sooner than originally planned but, for the most part, would have been required in the normal course of business.

                              [CHART APPEARS HERE]

                1993    1994    1995    1996    1997    1998
                --------------------------------------------
                512     632     745    1,140   1,495   1,542

                                 Paging Growth
                        (pagers in service in thousands)
             Ameritech's total number of pagers in service doubled
                 over the past three years and tripled over the
                                past five years.

   We have significant minority investments in large telecommunications providers in Belgium, Denmark and Hungary. Each of those companies has plans in place and activities under way to address Year 2000 issues, and we are offering advice in these efforts as practical. Based on information reported to us, the estimated proportionate share of these companies' Year 2000 conversion costs that will flow through to our earnings is not expected to be material. As is the case for many companies outside the United States, we believe that the Year 2000 readiness efforts of these carriers has not progressed as far as our own, and we expect that the Year 2000 readiness conversion and testing activities at some of these companies will continue into late 1999.

   As part of our Year 2000 initiative, we are evaluating scenarios that may occur as a result of the century change and are in the process of developing contingency and business continuity plans tailored for Year 2000-related occurrences. Contingency planning to maintain and restore service in the event of natural disasters, power failures and software-related problems has been part of our standard operation for many years, and we are working to leverage this experience in the development of contingency and continuity plans tailored to meet Year 2000-related challenges. This work is being performed through centrally managed, companywide teams organized by critical business functions (including ordering, provisioning, maintenance, billing and power). Our contingency and business continuity plans are expected to assess the potential for business disruption in various scenarios, and to provide for key operational back-up, recovery and restoration alternatives.

   The above information is based on our current best estimates, which were derived using numerous assumptions of future events, including the availability and future costs of certain technological and other resources, third-party modification actions and other factors. Given the complexity of these issues and possible unidentified risks, actual results may vary materially from those anticipated and discussed above. Specific factors that might cause such differences include, among others, the availability and cost of personnel trained in this area, the ability to locate and correct all affected computer code, the timing and success of Year 2000 remedial efforts of our customers and suppliers, and similar uncertainties.

EURO CONVERSION On January 1, 1999, 11 of the 15 member countries of the European Union formed the Economic and Monetary Union (EMU) and established fixed conversion rates between their sovereign currencies and the future European currency unit, the euro. The participating countries agreed to adopt the euro as their common legal currency on that date. The sovereign "legacy" currencies of these countries will continue in circulation within the respective countries until at least January 1, 2002, but not later than July 1, 2002. At the time of final conversion, new euro-denominated bills and coins will be used exclusively.

   Our international business segment consists of several significant minority investments in Europe, including Belgacom in Belgium, Tele Danmark in Denmark and MATAV in Hungary. Of these, only Belgium is among the countries that will convert to the euro; Tele Danmark, however, has operating affiliates in several participating countries. Management at these companies must address several issues related to the conversion, including increased price transparency, the tax treatment of conversion gain or loss, changes to business processes and modification of information systems to process euro-denominated transactions during the transition period.

   Management at our European affiliates has informed us that efforts to convert computer systems and business processes are well under way and are scheduled to be complete by the time the conversion takes place. Based on information reported to us, the estimated proportionate share of euro-related costs that will flow through to our earnings is not expected to be material.

EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS Our foreign operations and investments in international ventures are subject to certain risks related to fluctuation in foreign currency exchange rates. For the three years ended December 31, 1998, due to fluctuations in the U.S. dollar, we recognized some foreign exchange transaction gains and losses and currency translation adjustments related to these investments. Foreign exchange transaction gains and losses incurred by wholly owned subsidiaries affected operating income. Transaction gains and losses incurred by other international ventures (primarily equity-method investments) affected other income, net. Translation adjustments resulted in a change in the investment balance and a corresponding change in accumulated other comprehensive income on the consolidated balance sheet. While future fluctuations in currency exchange rates could impact results of operations or financial position, we expect foreign investments to continue to provide strong financial results and earnings growth.

DISCLOSURES ABOUT MARKET RISK We are exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. To manage our exposure to these fluctuations, we occasionally enter into various hedging transactions that have been authorized according to documented policies and procedures. We do not use derivatives for trading purposes, to generate income or to engage in speculative activity, and we never use leveraged derivatives.

   The amounts shown below represent an estimated potential loss that we could incur from adverse changes in either interest rates or foreign exchange rates, based upon the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using the variance/co-variance statistical modeling technique. The model addresses numerous market risk exposures, but specifically excludes equity-method investments, which in our case are significant. The fair value losses shown in the table below are for a one-day time period with a confidence level of 95% (signifying our degree of confidence that actual one-day losses would not exceed such estimated losses, in each case, based on the model). Such estimated losses have no impact on our results of operations or financial condition.

                                               December 31
                                           ---------------
                                           1998       1997
----------------------------------------------------------
Risk category
         Interest rates                     $39      $25
         Foreign exchange                    --       --
----------------------------------------------------------

The value-at-risk model assumes that all movements in these rates will be adverse and disregards the possibility that interest rates and foreign currency exchange rates could move in our favor. Actual experience has shown that gains and losses tend to offset each other over time, and we believe it is unlikely that we could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

   The fair value at risk increased in 1998 due primarily to a net increase in fixed-rate debt, and to an increase in the volatility of interest rates, mostly resulting from market activity in the third and fourth quarters of 1998. We issued $2.5 billion of fixed-rate debt in the first quarter of 1998, principally to fund our investment in Tele Danmark, and in December 1998 we redeemed $1.3 billion of fixed-rate debt issued by four of our landline communications subsidiaries. Value at risk related to foreign exchange has not changed significantly since December 31, 1997, but as previously

MANAGEMENT'S DISCUSSION AND ANALYSIS
(dollars in millions, except per share amounts)

noted, the value-at-risk model does not consider our significant foreign equity-method investments.

NEW ACCOUNTING PRONOUNCEMENTS
AICPA SOP 98-1 In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides authoritative guidance for the capitalization of certain costs related to computer software developed or obtained for our internal applications, such as:

 o external direct costs of materials and services, such as programming costs;

 o payroll costs for employees devoting time to the software project; and,

 o interest costs to be capitalized.

   Costs incurred during the preliminary project stage, as well as training and data conversion costs, are to be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. We will adopt SOP 98-1 in the first quarter of 1999 and estimate that the impact of adoption will be to decrease software-related expenses for Ameritech and all of its subsidiaries by $200 million to $250 million in the year of adoption. We have historically expensed most computer software costs as incurred and will be required to continue to expense all Year 2000 modification costs as incurred.

FAS 133 In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement provides standardized accounting and disclosure guidance for derivative instruments and the derivative portion of certain similar contracts. It amends FAS 52, "Foreign Currency Translation," and FAS 107, "Disclosures about Fair Values of Financial Instruments," and it supersedes a number of other financial accounting standards.

   The statement requires entities that use derivative instruments to measure these instruments at fair value and record them as assets or liabilities on the balance sheet. It also requires entities to reflect the gains or losses associated with changes in the fair value of these derivatives, either in earnings or as a separate component of comprehensive income, depending on the nature of the underlying contract or transaction.

   FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and is to be adopted as of the beginning of the fiscal year. At the time of adoption, all derivative instruments are to be measured at fair value and recorded on the balance sheet. Any differences between fair value and carrying amount at that time will be recorded as a cumulative effect of a change in accounting principle, in either net income or other comprehensive income, as appropriate. Adoption of this statement may or may not have a material impact on our results of operations or financial position, depending on the nature and magnitude of derivative activity in which we engage and the changes in market conditions with respect to foreign currencies, interest rates or other underlying values. We have not yet quantified the impacts of the initial adoption of FAS 133 on our results of operations or financial condition, nor have we determined when we will implement the new standard.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT Some of the information presented in, or in connection with, this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve potential risks and uncertainties. Our future results could differ materially from those discussed here. Some of the factors that could cause or contribute to such differences include:

 o changes in economic and market conditions that impact the demand for our products and services, or for products and services by companies in which we have substantial investments;

 o the effects of vigorous competition in the local exchange, intraLATA toll, cellular, data, cable TV, directory advertising or security services markets;

 o federal regulatory developments that impact the telecommunications, security services and cable TV industries, and pending regulatory issues in state jurisdictions, as well as the outcome of any related judicial reviews;

 o the timing of and costs associated with entry into the interLATA long-distance market;

 o the timing of, and potential regulatory or other considerations relating to, the consummation of our proposed merger with SBC;

 o the potential impact of issues related to Year 2000 software compliance;

 o risks inherent in international operations, including possible economic, political or monetary instability, as well as the potential impact of Year 2000 compliance and euro currency conversion issues; and,

 o the impact of new technologies and the potential effect of delays in development or deployment of such technologies.

   The words "expect," "believe," "anticipate," "estimate," "project," and "intend" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout the Management's Discussion and Analysis and elsewhere in this report.

   You should not place undue reliance on these forward-looking statements, which are applicable only as of the date hereof. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

REPORT OF MANAGEMENT


Shareowners, Ameritech Corporation

   The consolidated financial statements were prepared in accordance with generally accepted accounting principles, which required the use of estimates and judgment. Management prepared these statements and other information in the annual report and is responsible for their integrity and objectivity.

   Our consolidated financial statements have been audited by Arthur Andersen LLP. Management has made available to Arthur Andersen LLP all of our financial records and related data, as well as the minutes of meetings of shareowners and directors. We believe that all representations made to Arthur Andersen LLP were valid and appropriate.

   Management maintains a system of internal control over the preparation of our published financial statements that provides reasonable assurance as to the integrity and reliability of the consolidated financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The internal control system provides appropriate division of responsibility, and written policies and procedures are communicated to employees and updated as necessary. Management is responsible for proactively fostering a strong ethical climate so that the company's affairs are conducted according to the highest standards of personal and corporate conduct.

   The company maintains a strong internal auditing program to assess the effectiveness of internal controls and recommend possible improvements. As part of their audit of the consolidated financial statements, Arthur Andersen LLP considered the internal control system to determine the nature, timing and extent of necessary audit tests. Management has considered the recommendations of our internal auditors and Arthur Andersen LLP concerning the company's system of internal control, and has responded appropriately.

   Management assessed the company's internal control system in relation to criteria for effective internal control. These criteria consist of five interrelated components, which are: control environment, risk assessment, control activities, information and communication, and monitoring. Based on its assessment, management believes that, as of December 31, 1998, our system of internal control has met these criteria.

   The board of directors, through its audit committee which consists solely of outside directors, serves in an oversight capacity to assure the integrity and objectivity of the financial reporting process. The role of the committee includes monitoring accounting and financial controls and assuring the independence of Arthur Andersen LLP. Both the internal auditors and the independent public accountants have complete access to the committee and periodically meet with the committee, with and without management present.

Sincerely,

/s/ Richard C. Notebaert                       /s/ Oren G. Shaffer
Richard C. Notebaert                           Oren G. Shaffer
Chairman and Chief Executive Officer           Executive Vice President and
January 21, 1999                               Chief Financial Officer


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors, Ameritech Corporation

   We have audited the accompanying consolidated balance sheets of Ameritech Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ameritech Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Arthur Andersen LLP
Chicago, Illinois
January 21, 1999

CONSOLIDATED STATEMENTS OF INCOME
Ameritech Corporation and Subsidiaries

                                                                        For the year ended December 31
                                                                     ------------------------------------
(dollars in millions, except per share amounts)                         1998         1997          1996
---------------------------------------------------------------------------------------------------------
Revenues
   Local service                                                       $7,020       $6,572        $6,175
   Interstate network access                                            2,481        2,485         2,365
   Intrastate network access                                              551          619           573
   Long-distance service                                                1,408        1,384         1,491
   Cellular, directory and other                                        5,694        4,938         4,313
                                                                     -----------------------------------
                                                                       17,154       15,998        14,917
                                                                     -----------------------------------
Operating expenses
   Employee-related expenses                                            4,169        3,959         3,711
   Depreciation and amortization                                        2,717        2,521         2,365
   Other operating expenses                                             5,370        5,140         4,743
   Restructuring                                                          104           --            --
   Taxes other than income taxes                                          601          579           593
                                                                     -----------------------------------
                                                                       12,961       12,199        11,412
                                                                     -----------------------------------

Operating income                                                        4,193        3,799         3,505
Interest expense                                                          611          505           514
Other income, net                                                       2,055          390           326
                                                                     -----------------------------------
Income before income taxes                                              5,637        3,684         3,317
Income taxes                                                            2,031        1,388         1,183
                                                                     -----------------------------------
Net income                                                             $3,606       $2,296        $2,134
                                                                     -----------------------------------
Earnings per common share
   Basic                                                                $3.27        $2.09         $1.93
                                                                     -----------------------------------
   Diluted                                                              $3.25        $2.08         $1.92
                                                                     -----------------------------------
Average common shares outstanding (millions)                          1,101.6      1,098.7       1,103.8
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS
Ameritech Corporation and Subsidiaries

                                                                                                        As of December 31
                                                                                                   -------------------------
(dollars in millions)                                                                                   1998          1997
----------------------------------------------------------------------------------------------------------------------------
Assets
Current assets
   Cash and temporary cash investments                                                                  $139          $239
   Receivables, less allowance for uncollectibles of $338 and $308, respectively                       3,052         3,078
   Installment receivable from TCNZ share sale                                                           940            --
   Material and supplies                                                                                 345           290
   Prepaid and other                                                                                     654           942
                                                                                                    ----------------------
                                                                                                       5,130         4,549
                                                                                                    ----------------------
Property, plant and equipment
   In service                                                                                         35,859        34,020
   Under construction                                                                                    485           371
                                                                                                    ----------------------
                                                                                                      36,344        34,391
   Less, accumulated depreciation                                                                     22,039        20,518
                                                                                                    ----------------------
                                                                                                      14,305        13,873
                                                                                                    ----------------------
Investments, primarily international                                                                   4,938         1,751
                                                                                                    ----------------------
Other assets and deferred charges                                                                      5,926         5,166
                                                                                                    ----------------------
Total assets                                                                                         $30,299       $25,339
                                                                                                    ----------------------

Liabilities and shareowners' equity
Current liabilities
   Debt maturing within one year                                                                      $2,619        $3,036
   Accounts payable                                                                                    1,905         1,955
   Other                                                                                               3,476         2,250
                                                                                                    ----------------------
                                                                                                       8,000         7,241
                                                                                                    ----------------------
Long-term debt                                                                                         5,557         4,610
                                                                                                    ----------------------

Deferred credits and other long-term liabilities
   Accumulated deferred income taxes                                                                   1,502         1,150
   Unamortized investment tax credits                                                                    115           140
   Postretirement benefits other than pensions                                                         2,918         2,965
   Other                                                                                               1,310           925
                                                                                                    ----------------------
                                                                                                       5,845         5,180
                                                                                                    ----------------------
Shareowners' equity
   Common stock, par value $1; 2.4 billion shares authorized;
     1,177 million issued in 1998 and 1997                                                             1,177         1,177
   Proceeds in excess of par value                                                                     5,493         5,313
   Reinvested earnings                                                                                 6,455         4,190
   Treasury stock, at cost (78 million shares in 1998 and 79 million shares in 1997)                  (1,923)       (1,645)
   Deferred compensation                                                                                (114)         (190)
   Accumulated other comprehensive income                                                               (191)         (537)
                                                                                                    ----------------------
                                                                                                      10,897         8,308
                                                                                                    ----------------------
Total liabilities and shareowners' equity                                                            $30,299       $25,339
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
Ameritech Corporation and Subsidiaries

                                                          Shareowners' Equity
                             ------------------------------------------------------------------------------
                                                                                                Accumulated    Common   Treasury
                                                Proceeds in                                           Other    Shares     Common
(dollars in millions,                    Common   Excess of Reinvested Treasury      Deferred Comprehensive    Issued     Shares
except per share amounts)       Total     Stock   Par Value   Earnings    Stock  Compensation        Income (millions) (millions)
---------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995    $7,015    $1,175     $5,026     $2,209    $(986)       $(329)         $(80)     1,175       67
Comprehensive income
   Net income                   2,134                           2,134
   Unrealized gain (loss)
     on securities, net of
     reclassifications             (1)                                                                 (1)
   Foreign currency
     translation adjustments     (103)                                                               (103)
                              -------
Comprehensive income            2,030
Dividends ($1.078 per share)   (1,189)                         (1,189)
Stock issued to employees          29         1         28                                                         1
Treasury stock activity
   Purchases                     (492)                                    (492)                                            17
   Issuances                      200                   66                 134                                             (8)
Reduction of LESOP debt            70                                                    70
Other                              24                   24
                              ---------------------------------------------------------------------------------------------------

Balances, December 31, 1996     7,687     1,176      5,144      3,154   (1,344)        (259)         (184)     1,176       76
Comprehensive income
   Net income                   2,296                           2,296
   Unrealized gain (loss)
     on securities, net of
     reclassifications             (3)                                                                 (3)
   Foreign currency
     translation adjustments     (350)                                                               (350)
                              -------
Comprehensive income            1,943
Dividends ($1.148 per share)   (1,260)                         (1,260)
Stock issued to employees          12         1         11                                                         1
Treasury stock activity
   Purchases                     (602)                                    (602)                                            19
   Issuances                      318                   72                 246                                            (13)
   Acquisitions of businesses      98                   43                  55                                             (3)
Reduction of LESOP debt            69                                                    69
Other                              43                   43
                              ---------------------------------------------------------------------------------------------------

Balances, December 31, 1997     8,308     1,177      5,313      4,190   (1,645)        (190)         (537)     1,177       79
Comprehensive income
   Net income                   3,606                           3,606
   Unrealized gain (loss)
     on securities, net of
     reclassifications              9                                                                   9
   Foreign currency
     translation adjustments      337                                                                 337
                              -------
Comprehensive income            3,952
Dividends ($1.218 per share)   (1,341)                         (1,341)
Treasury stock activity
   Purchases                     (500)                                    (500)                                            10
   Issuances                      345                  123                 222                                            (11)
Reduction of LESOP debt            76                                                    76
Other                              57                   57
                              ---------------------------------------------------------------------------------------------------
Balances, December 31, 1998   $10,897    $1,177     $5,493     $6,455  $(1,923)       $(114)        $(191)     1,177       78
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Ameritech Corporation and Subsidiaries

                                                                                 For the year ended December 31
                                                                            ---------------------------------------
(dollars in millions)                                                          1998         1997          1996
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                                 $3,606       $2,296        $2,134
   Adjustments to net income
     Restructuring, net of tax                                                    64           --            --
     Depreciation and amortization                                             2,717        2,521         2,365
     Deferred income taxes, net                                                  305          235           122
     Investment tax credits, net                                                 (25)         (32)          (36)
     Capitalized interest                                                        (27)         (25)          (28)
     Change in accounts receivable, net                                           26           (8)         (296)
     Change in material and supplies                                             (95)         (97)          (61)
     Change in other current assets                                             (213)        (116)          (11)
     Change in accounts payable                                                  (50)         119            44
     Change in certain other current liabilities                               1,322          391            86
     Change in certain noncurrent assets and liabilities                        (959)        (622)         (482)
     Gain on sale of TCNZ shares                                              (1,543)          --            --
     Gain on sale of assets to Century Telephone Enterprises, Inc.              (170)          --            --
     Gain on sale of shares in MATAV                                              --          (43)           --
     Gain on sale of Bellcore                                                     --          (42)           --
     Gain on sale of Sky Network Television of New Zealand                        --          (52)           --
     Other operating activities, net                                            (148)         (15)          (94)
                                                                             ----------------------------------
Net cash from operating activities                                             4,810        4,510         3,743
                                                                             ----------------------------------

Cash flows from investing activities
   Capital expenditures, net                                                  (2,954)      (2,641)       (2,440)
   Additional investments, including acquisition of new companies             (3,261)      (1,074)         (922)
   Proceeds from sale of TCNZ shares                                           1,078           --            --
   Proceeds from sale of assets to Century Telephone Enterprises, Inc.           221           --            --
   Proceeds from repayment of GEIS note                                          473           --            --
   Proceeds from TCNZ share repurchase                                            --          152            --
   Proceeds from sale of shares in MATAV                                          --          146            --
   Proceeds from sale of Bellcore                                                 --           64            --
   Proceeds from sale of Sky Network Television of New Zealand                    --           52            --
   Other investing activities, net                                                 3          (14)           51
                                                                             ----------------------------------
Net cash from investing activities                                            (4,440)      (3,315)       (3,311)
                                                                             ----------------------------------

Cash flows from financing activities
   Net change in short-term debt                                                (221)        (195)          815
   Issuance of long-term debt                                                  2,500          650           273
   Retirement of long-term debt                                               (1,672)        (320)          (92)
   Dividend payments                                                          (1,323)      (1,242)       (1,171)
   Repurchase of common stock                                                   (500)        (602)         (492)
   Proceeds from reissuance of treasury stock                                    401          330           196
   Issuance of preferred stock in subsidiaries                                   322          250            --
   Other financing activities, net                                                23           28            53
                                                                             ----------------------------------
Net cash from financing activities                                              (470)      (1,101)         (418)
                                                                             ----------------------------------

Net increase (decrease) in cash and temporary cash investments                  (100)          94            14
Cash and temporary cash investments, beginning of year                           239          145           131
                                                                             ----------------------------------
Cash and temporary cash investments, end of year                                $139         $239          $145
-------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

1. SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------

NATURE OF OPERATIONS Ameritech Corporation is one of the world's largest communications companies, providing a wide array of local phone, data, directory and other services to more than 12 million customers (primarily in Illinois, Indiana, Michigan, Ohio and Wisconsin).

   We serve more than 3.5 million cellular customers, more than 1.5 million paging customers and approximately 1.2 million security services customers. The security services business is conducted throughout the United States and Canada. We have cellular interests in Norway as well as interests in communications companies in Belgium, Denmark and Hungary. We also publish business directories in Germany and other European countries.

   See our discussion of regulatory matters and competitive environment in Other Matters in Management's Discussion and Analysis of Results of Operations and Financial Condition (MD&A) on pages 30 to 36. See also the discussion of our pending merger in Note 16 on page 53.

CONSOLIDATION The consolidated financial statements include all of our majority-owned subsidiaries. We have eliminated all significant intercompany transactions.

BASIS OF ACCOUNTING We have prepared the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). We have made certain reclassifications to the 1997 and 1996 balances to correspond to the 1998 presentation.

USE OF ESTIMATES The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MATERIAL AND SUPPLIES We have stated inventories of new and reusable material and supplies at the lower of cost or market, with cost generally determined on an average-cost basis.

INCOME TAXES We file a consolidated federal income tax return. At the end of each period, we determine deferred tax assets and liabilities based on differences between the financial statement bases of assets and liabilities and the tax bases of those same assets and liabilities, using the currently enacted statutory tax rates. We measure deferred income tax expense as the change in the net deferred income tax asset or liability during the year. We also recognize deferred income taxes on undistributed equity earnings from foreign investments when we do not control the dividend flow back to the United States.

PROPERTY, PLANT AND EQUIPMENT We have stated property, plant and equipment primarily at original cost. The provision for depreciation is based principally on straight-line remaining life and straight-line equal life group methods of depreciation applied to individual categories of plant with like characteristics.

   We use average plant lives, generally ranging from three to 30 years depending upon the type of asset. In general, the lives used for certain communications assets and office equipment have shortened due to the use of newer technologies.

   Generally, when depreciable assets are retired, the amount at which such assets are carried in property, plant and equipment is charged to accumulated depreciation. The cost of maintenance and repair of assets is charged to expense.

   Most of our property, plant and equipment is located in Illinois, Indiana, Michigan, Ohio and Wisconsin.

TEMPORARY CASH INVESTMENTS We have stated temporary cash investments at cost, which approximates market value. We consider all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

DERIVATIVE FINANCIAL INSTRUMENTS We occasionally enter into forward contracts and swap agreements to hedge exposures to foreign currency exchange and interest rate risks. We include gains and losses on foreign currency forward contracts used for hedging purposes in net income in the period in which the gain or loss arises. We record gains and losses that hedge an investment in a foreign company as a component of accumulated other comprehensive income until such time as we reduce our interest in the company. Gains and losses on interest rate swaps or interest rate "locks" are recorded as adjustments to interest expense.

   We use derivatives in a limited way for the following purposes:

o to manage financial risk;

o to hedge assets and obligations that we already hold; and,

o to protect our cash flows.

   We do not use derivatives to generate income or engage in speculative activity, and we never use leveraged derivatives.

ADVERTISING COSTS We charge advertising costs to expense as incurred.

SOFTWARE COSTS We have historically expensed most software and related license fees as incurred. Beginning in 1999, we are required, because of a change in GAAP, to capitalize a significant portion of software developed or obtained for our internal use. See our discussion of new accounting pronouncements in Other Matters in MD&A on page 36.

COMPREHENSIVE INCOME In 1998, we adopted Statement of Financial Accounting Standards (FAS) 130, "Reporting Comprehensive Income," issued by the Financial Accounting Standards Board (FASB). We report accumulated other comprehensive income as a separate component of shareowners' equity. The deferred tax effects of the unrealized gain or loss on available-for-sale securities were a $5 million benefit in 1998 and expense of $2 million in 1997 and $1 million in 1996. We do not recognize deferred income taxes on foreign currency translation adjustments.

EARNINGS PER SHARE We compute basic earnings per common share by dividing net income by the weighted average number of common shares outstanding during the period.

   Diluted earnings per share are calculated by including all dilutive potential common shares such as stock options. Dilutive potential common shares were 9,319,370 in 1998, 5,375,302 in 1997 and 4,448,568 in 1996. No adjustment to reported net income is required when computing diluted earnings per share.

STOCK OPTIONS We account for our stock option plans in accordance with Accounting Principles Board (APB) Opinion 25, under which no compensation expense is recognized in the financial statements unless the plan is determined to be variable in nature.

REVENUE RECOGNITION We generally recognize revenues as we provide services or deliver products to customers. We bill certain local telephone and wireless and security service revenues in advance, resulting in deferred revenues. We account for our directory advertising revenues generally as billed over the term of the related directory (usually one year) and amortize production costs, which are deferred when incurred, to match the related revenues.

INTANGIBLES We amortize intangibles, including goodwill arising from business combinations, on a straight-line basis over the anticipated period of benefit, not to exceed 40 years. We periodically review amounts recorded as intangible assets for impairment using expected undiscounted future cash flows.

TRANSLATION ADJUSTMENTS We translate the assets and liabilities relating to our share of significant foreign operations to U.S. dollars at year-end exchange rates. We translate revenues and expenses to U.S. dollars using average exchange rates for the year. Translation adjustments are accumulated and recorded as a separate component of accumulated other comprehensive income.

2. INVESTMENTS
------------------------------------------------------------------------------

We account for our investments in Tele Danmark, Belgacom and MATAV using the equity method of accounting.

TELE DANMARK In January 1998, we purchased a 34% interest in Tele Danmark A/S, the national communications provider in Denmark, from the Kingdom of Denmark for approximately $3.1 billion. As part of our investment agreement, Tele Danmark repurchased and retired all remaining shares owned by the Danish government, effectively increasing our equity ownership to 41.6% of Tele Danmark.

   Based on the year-end closing price of individual Tele Danmark shares, the aggregate market value of our investment was $6.1 billion as of December 31, 1998. We are amortizing goodwill of approximately $1,453 million from this investment over a period of 40 years.

BELGACOM In March 1996, a consortium led by Ameritech finalized its agreement to acquire an interest in Belgacom S.A., the national communications provider in Belgium. The consortium purchased from the Belgian government a 49.9% stake in Belgacom. The consortium's purchase price was approximately 74 billion Belgian francs, or $2.5 billion. We have invested approximately $865 million for our 35% allocable consortium share, which results in about a 17.5% investment in Belgacom.

   After giving effect to Belgacom's unfunded pension obligation and other adjustments to conform to U.S. GAAP, our share of goodwill from this investment is approximately $845 million, which we are amortizing on a straight-line basis over a period of 40 years.

                              [GRAPH APPEARS HERE]

                  1993    1994    1995    1996    1997    1998
                 ----------------------------------------------
                   860    1,299   1,891   2,512   3,177   3,577

                                Wireless Growth
                       (wireless customers in thousands)
              Ameritech has a strong growth record in wireless. In
                 1998, we added 400,000 cellular customers, an
                                increase of 13%.

MATAV We invested a total of $843 million in MATAV, the national communications provider in Hungary. On November 14, 1997, MATAV completed an initial public offering (IPO) of its shares. We sold 11.5% of our shares in the IPO and realized cash proceeds of $146 million. We recorded a pretax gain of $43 million on the share sale and currently hold 309,029,700 shares, or approximately 30% of MATAV. Based on the year-end closing price of individual MATAV shares, the aggregate value of our remaining shares is approximately $1.8 billion. We are amortizing goodwill of approximately $385 million, adjusted for the share sale, over a period of 40 years.

TELECOM CORPORATION OF NEW ZEALAND LIMITED In April 1998, we sold substantially all of our remaining 24.95% interest in Telecom Corporation of New Zealand Limited (New Zealand Telecom or TCNZ) in a global stock offering. The first of two installment payments was received in April 1998 with the second

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

payment due by March 31, 1999. At the time of the first installment payment, we irrevocably transferred our shares to a trustee, which is holding the shares in trust for the purchasers until the final installment is paid. We retained a security interest in the shares, and each purchaser remains personally liable until the final installment payment is received. The purchasers will receive all ordinary dividends in the interim period. The trustee will have one vote for each share and will vote the shares based on instructions from the purchasers.


                              [GRAPH APPEARS HERE]

                  1993    1994    1995    1996    1997    1998
                 ----------------------------------------------
                 $3,189  $3,430  $3,556  $3,743  $4,510  $4,810

                                Cash Flow Growth
                    (cash flow from operations in millions)
                  Cash flow from operations increased to $4.8
                     billion in 1998, up 51% over the past
                                  five years.

   In accordance with FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," we accounted for this transaction as a sale and recorded an after-tax gain of approximately $1.0 billion. Because the receivable from the second installment payment does not have a stated interest rate, we are imputing interest at 9%. Net proceeds from the initial installment were approximately $1.1 billion, and we expect to receive total net proceeds of approximately $2.1 billion from this transaction. We have hedged substantially all foreign exchange risk associated with the final installment. Until April 1998, we used the equity method of accounting for this investment.

SUMMARY OF NONCONSOLIDATED INVESTMENTS A summary of our investments, which have not been consolidated, follows:

                                           1998       1997
-----------------------------------------------------------------------------
Tele Danmark                             $3,401       $ --
Belgacom                                    892        742
MATAV                                       534        506
New Zealand Telecom                          --        417
Other international investments               4          4
                                         -----------------
   Total international investments        4,831      1,669
Domestic investments                        107         82
                                         -----------------
         Total investments               $4,938     $1,751
-----------------------------------------------------------------------------

In accordance with the equity method of accounting, we increase our recorded investment for our allocable share of earnings (adhering to purchase accounting and U.S. GAAP), reduce the investment for distributions (dividends) received and give effect to any currency translation adjustments. We received dividends on such investments of $171 million in 1998, $164 million in 1997 and $152 million in 1996.

   The following tables present summarized financial information of significant investments accounted for using the equity method of accounting after taking into account all adjustments necessary to conform to U.S. GAAP, but excluding Ameritech's purchase adjustments including goodwill:

Year ended December 31         1998       1997       1996
-----------------------------------------------------------------------------
Revenues                     $11,344     $8,199     $7,400
Operating income               2,803      1,918      1,918
Net income                     1,751        723      1,002
                             -----------------------------
Weighted average
  owned by Ameritech*           27.8%      22.2%      23.3%
-----------------------------------------------------------------------------

* Represents Ameritech's weighted average share of revenues.

As of December 31                    1998    1997
-----------------------------------------------------------------------------
Current assets                      $4,145  $2,421
Noncurrent assets                   13,826  10,851
Current liabilities                  5,165   4,565
Noncurrent liabilities               6,864   6,500
Minority interest                       69      91
-----------------------------------------------------------------------------

OTHER INVESTMENTS In addition to acquiring our Tele Danmark investment in 1998, we made several smaller investments for approximately $100 million in cash and assumed debt of approximately $40 million. At various times in 1997, we acquired assets of several companies engaged in security services through our wholly owned subsidiary, SecurityLink from Ameritech, Inc., for approximately $1 billion in cash and stock.

   We accounted for these transactions using the purchase method of accounting. We allocated our purchase price to individual assets and liabilities based on estimates of fair value. Revenues of all of the above-mentioned security businesses in 1996, prior to our asset acquisitions, were approximately $195 million.

3. PROPERTY, PLANT AND EQUIPMENT
------------------------------------------------------------------------------

The components of property, plant and equipment were as follows as of December
31:

                                          1998       1997
-----------------------------------------------------------------------------
Land                                    $   148    $   152
Buildings                                 3,308      3,123
Central office equipment                 14,658     13,335
Cable, wiring and conduit                14,605     13,960
Other                                     3,140      3,450
                                       -------------------
                                         35,859     34,020
Under construction                          485        371
                                       -------------------
                                         36,344     34,391
Less, accumulated depreciation           22,039     20,518
                                       -------------------
Total property, net                     $14,305    $13,873
-----------------------------------------------------------------------------

Depreciation expense on property, plant and equipment was $2,475 million in 1998, $2,317 million in 1997 and $2,216 million in 1996.

4. INCOME TAXES
------------------------------------------------------------------------------

The components of income tax expense follow:

                                1998       1997       1996
------------------------------------------------------------------------------
Federal
   Current                     $1,568     $  994     $  959
   Deferred, net                  213        217        115
   Investment tax credits, net    (25)       (32)       (36)
                              -----------------------------
   Total                        1,756      1,179      1,038
                              -----------------------------
State, local and foreign
   Current                        223        191        138
   Deferred, net                   52         18          7
                              -----------------------------
   Total                          275        209        145
                              -----------------------------
Total income tax expense       $2,031     $1,388     $1,183
------------------------------------------------------------------------------

Total income taxes paid were $956 million in 1998, $1,151 million in 1997 and $1,075 million in 1996.

   The following is a reconciliation of the statutory federal income tax rate for each of the past three years to our effective tax rate (computed by dividing total income tax expense by income before income taxes):

                                1998       1997       1996
------------------------------------------------------------------------------
Statutory tax rate              35.0%      35.0%      35.0%
State income taxes,
   net of federal benefit        3.1        2.9        2.8
Amortization of
   investment tax credits       (0.3)      (0.6)      (0.7)
Other, net                      (1.8)       0.4       (1.4)
                              ----------------------------
Effective tax rate              36.0%      37.7%      35.7%
------------------------------------------------------------------------------

Income tax expense was reduced by $12 million in 1996 as a result of a portion of the beginning-of-year valuation allowances no longer being required.

   As of December 31, 1998 and 1997, the components of long-term accumulated deferred income taxes were as follows:

                                          1998       1997
-----------------------------------------------------------------------------
Deferred tax assets
   Postretirement and
     postemployment benefits             $1,110     $1,127
   Other                                    330        291
                                        ------------------
                                          1,440      1,418
                                        ------------------
Deferred tax liabilities
   Accelerated depreciation
     and amortization                     1,903      1,737
   Prepaid pension cost                     627        530
   Undistributed equity
     earnings from foreign
     investments                             80         44
   Other                                    332        257
                                        ------------------
                                          2,942      2,568
                                        ------------------
Net deferred tax liability               $1,502     $1,150
-----------------------------------------------------------------------------

As of December 31, we had valuation allowances against certain deferred tax assets aggregating $107 million in 1998 and $72 million in 1997. We do not separately report deferred income taxes in current assets and liabilities, as they are not significant.

5. DEBT MATURING WITHIN ONE YEAR
-----------------------------------------------------------------------------

We include debt maturing within one year as debt in the computation of debt ratios. Debt maturing within one year consisted of the following as of December 31:

                                          1998       1997
-----------------------------------------------------------------------------
Notes payable
   Commercial paper                      $2,368     $2,584
   Bank loans                                 4          9
   Other                                     12         38
Long-term debt maturing
   within one year                          235        405
                                        ------------------
Total                                    $2,619     $3,036
                                        ------------------
Weighted average interest rate
   on notes payable, year-end               5.4%       5.8%
-----------------------------------------------------------------------------

We have a committed revolving credit facility of $2.0 billion. The fee for this facility is 0.035% per annum. No amounts were outstanding under this facility as of December 31, 1998. In addition, we have entered into uncommitted agreements with a number of banks for lines of credit totaling $1.8 billion. We had $1 million outstanding under these agreements as of December 31, 1998, and did not use the agreements during 1997 or 1996. The interest rates on these lines are negotiable at the time of borrowing. There are no significant commitment fees or material compensating balance requirements associated with any of these lines of credit. These lines, as well as the revolving credit facility, are available for support of commercial paper borrowing and to meet short-term cash needs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

6. LONG-TERM FINANCING
-----------------------------------------------------------------------------

Long-term debt consists principally of debt issued by our landline communications subsidiaries and our financing subsidiary, Ameritech Capital Funding Corporation (ACF). The following table sets forth interest rates and other information on long-term debt outstanding as of December 31:

Interest Rates        Maturities          1998       1997
-----------------------------------------------------------------------------
4.375%-6.0%           2000-2007*         $1,890       $640
6.125%-8.0%           2001-2028           3,517      3,462
8.125%-9.0%           2000-2005              45        326
9.1%-10.0%            2006-2016              96         96
                                        ------------------
                                          5,548      4,524
LESOP (Note 8)                               37        114
Capital lease obligations                     6          9
Other                                         2          1
Unamortized discount, net                   (36)       (38)
                                        ------------------
Total                                    $5,557     $4,610
-----------------------------------------------------------------------------

* Includes $250 million ACF 5.9% debentures maturing in 2038 with a put option by holder in 2005.

Scheduled maturities of long-term debt, including principal payments on LESOP debt (see Note 8), are $235 million due in 1999, $147 million due in 2000, $606 million due in 2001, $127 million due in 2002 and $977 million due in 2003.

   In December 1998, we redeemed approximately $1.3 billion of long-term debt, including mortgage bonds, issued by our landline communications subsidiaries. We called this debt in anticipation of refinancing at more favorable interest rates in 1999. Interest rates on the extinguished debt ranged from 6.25% to 8.5% and maturities ranged from 2004 to 2026.

   In January 1998, we issued $1.75 billion of long-term debt in five separate tranches through ACF. The notes and debentures bear interest at annual rates ranging from 5.65% to 6.55% and mature between 2001 and 2038. In February 1998 we issued $750 million of 5.88% unsecured Eurodollar notes, due February 19, 2003, through ACF. We used proceeds from these borrowings primarily to fund our investment in Tele Danmark.

   As of December 31, 1998, we had available for issuance through our landline communications subsidiaries and ACF $1.2 billion in unsecured debt securities through shelf registration statements with the Securities and Exchange Commission (SEC).

PREFERRED STOCK ISSUANCES BY SUBSIDIARIES In April 1998, an Ameritech subsidiary issued through a private placement 3,250 shares of stated rate auction preferred stock (STRAPS) in four separate series. Net proceeds from these issuances totaled $322 million. Dividends accrue on the STRAPS at varying rates, which are adjusted periodically through separate auctions on each series. Dividends are cumulative from the date of issuance. The dividend rates for each series ranged from 4.15% to 4.35% as of December 31, 1998.

   In June 1997, one of our wholly owned subsidiaries issued $250 million of preferred stock in a private placement. The holders of the preferred stock may require our subsidiary to redeem the shares at any time after May 20, 2004. Holders receive quarterly dividends based on a rolling three-month London Interbank Offer Rate (LIBOR). The dividend rate for the December 31, 1998, payment was 6.05%.

   As of December 31, 1998, another wholly owned subsidiary has outstanding $85 million of Series A Preferred Stock (7.04%, subject to mandatory redemption in 2001) and $60 million of Series B Preferred Stock (variable rate, 4.4% as of December 31, 1998, not subject to mandatory redemption).

   All preferred stock issued by subsidiaries is included in Other long-term liabilities on the consolidated balance sheet.

7. Other assets and deferred charges
-----------------------------------------------------------------------------

The components of other assets and deferred charges are as follows:

                                          1998        1997
-----------------------------------------------------------------------------
Goodwill                                 $1,077       $980
Acquired security services
  customers                                 453        512
Other intangibles                           544        538
                                        ------------------
     Total intangibles, net               2,074      2,030
Prepaid pension asset                     1,651      1,394
Other                                     2,201      1,742
                                        ------------------
                                         $5,926     $5,166
-----------------------------------------------------------------------------

Costs of acquiring security services customers generally are being amortized over 10 years, the expected life when acquired from a third party. Our goodwill generally is amortized over 40 years. Accumulated amortization of intangibles was $366 million in 1998 and $273 million in 1997.

8. EMPLOYEE BENEFIT PLANS
-----------------------------------------------------------------------------

PENSION AND RETIREE HEALTH AND LIFE PLANS We maintain noncontributory defined benefit pension plans for substantially all employees, as well as postretirement health care and life insurance plans for substantially all retirees and their dependents.

   The components of pension cost (credits) are as follows:

                                          Pension Benefits
                                    --------------------------
                                    1998       1997      1996
------------------------------------------------------------------------------
Benefits earned during the year      $210       $183      $167
Interest cost on projected
   benefit obligation                 551        556       493
Expected return on plan assets       (886)      (822)     (765)
Net amortization and deferral
   Transition obligation             (110)      (110)     (112)
   Other                               10         19        22
                               -------------------------------
Net pension credits                 $(225)     $(174)    $(195)
------------------------------------------------------------------------------

The components of postretirement benefit cost are as follows:


                             Retiree Health and Life Benefits
                             ---------------------------------
                                    1998       1997      1996
------------------------------------------------------------------------------
Benefits earned during the year      $84        $80       $88
Interest cost on accumulated
  benefit obligation                 367        360       345
Expected return on plan assets      (150)      (127)     (110)
Net (gain) or loss amortization       10         --        16
                                  ---------------------------
Total postretirement
  benefit cost                      $311       $313      $339
------------------------------------------------------------------------------

The following tables set forth pension and postretirement obligations and plan assets as of December 31:

                          Pension Benefits  Retiree Health and Life
                          ----------------  -----------------------
                             1998     1997       1998     1997
------------------------------------------  ----------------------------------
Change in benefit
  obligation:
Benefit obligation
  as of January 1          $7,994   $7,622     $5,454   $5,057
Service cost                  210      183         84       80
Interest cost                 551      556        367      360
Plan amendment                (30)      --         --       --
Effect of settlements         (34)     (35)        --       --
Actuarial loss (gain)         760      416        190      228
Benefits paid                (766)    (748)      (293)    (271)
                          ----------------  ------------------
Benefit obligation
  as of December 31        $8,685   $7,994     $5,802   $5,454
------------------------------------------------------------------------------

Change in plan
  assets:
Fair value as
  of January 1            $13,611  $12,121     $1,755   $1,491
Actual return               1,946    2,268        247      205
Company
  contribution                 --       --         89       83
Effect of settlements         (37)     (39)        --       --
Benefits paid                (758)    (739)       (23)     (24)
                          ----------------  ------------------
Fair value as
  of December 31          $14,762  $13,611     $2,068   $1,755
------------------------------------------------------------------------------

Funded status:
As of December 31          $6,077   $5,617    $(3,734) $(3,699)
Unrecognized cost:
         Actuarial
           and investment
           (gains)
           losses, net     (4,246)  (3,996)       814      732
         Prior service cost   366      431          2        2
         Transition
           obligation        (546)    (658)        --       --
                          ----------------  ------------------
Prepaid (accrued)
  benefit cost             $1,651   $1,394    $(2,918) $(2,965)
------------------------------------------------------------------------------

Assumptions as of December 31:

                         Pension Benefits  Retiree Health and Life
                         ----------------  -----------------------
                            1998     1997       1998     1997
-----------------------------------------  -----------------------------------
Discount rate              6.75%    7.0%      6.75%     7.0%
Expected return            8.4%     8.4%      8.4%      8.4%
Compensation
  increase rate            4.1%     4.1%      4.1%      4.1%
-----------------------------------------------------------------------------

Effective December 31, 1996, we gave effect to increases in future benefits under the nonmanagement pension plan. The assumed health care cost trend rate was 7.6% for 1998 and 8.0% for 1997 and is assumed to decrease by 0.4% per year to 4.0% in 2007 and remain at that level. A one percentage-point change in the assumed health care cost trend rate would have the following effects:

                              One Percentage-       One Percentage-
                               Point Increase        Point Decrease
------------------------------------------------------------------------------
Effect on total of service and
  interest cost components          $ 65                 $ (52)
Effect on postretirement
  benefit obligation                $706                 $(580)
------------------------------------------------------------------------------

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS In 1989, we created leveraged employee stock ownership plans (LESOPs) within our existing employee savings plans. To fund the LESOPs, the trustee for the savings plans issued $665 million of debt, at 8.03% interest, payable in semiannual installments through 2001, which we guaranteed. The trustee used the proceeds to purchase at fair market value 45,132,552 shares of Ameritech common stock from our treasury. These shares are considered to be outstanding for earnings per share purposes. The trustee repays the notes, including interest, with funds from our contributions to the savings plans, from dividends paid on the shares of our common stock held by the trustee and with new loans from Ameritech.

   As a result of our unconditional guarantee, we have recorded the notes of the trusts as long-term debt and as deferred compensation in the accompanying consolidated balance sheets. Deferred compensation represents a reduction of shareowners' equity.


[GRAPHIC APPEARS HERE]

Revenues from data communications
grew 32% in 1998 to $1.7 billion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

Debt and deferred compensation decrease as the trustee makes principal payments. As of December 31, 1998, we had $37 million included in long-term debt and $77 million included in long-term debt maturing within one year with respect to the LESOPs.

   We maintain savings plans that cover substantially all of our employees. Under these plans, we match a certain percentage of eligible contributions made by the employees to the plans. The LESOP provisions of the savings plans became effective January 1, 1990. Under these provisions, our matching contributions are allocated to employees in company stock from the LESOP trusts. We release Ameritech stock for allocation to employees in the proportion that principal and interest paid in a year bears to the total principal and interest due over the life of debt outstanding in the trusts.

   We record our matching contributions to the plans as compensation expense. Any change in the required contribution as a result of leveraging this obligation is recorded as a gain or loss in other income. The amount expensed and contributed to the LESOPs totaled $31 million in 1998, $29 million in 1997 and $34 million in 1996. Interest expense incurred by the savings plans was $9 million in 1998, $15 million in 1997 and $21 million in 1996. Dividends paid on shares of stock held by the trustee used to partially satisfy debt repayment requirements were $42 million for 1998 and $41 million for both 1997 and 1996. As of December 31, 1998, we had allocated or committed 35,256,838 shares to employee accounts, leaving 9,875,714 shares unallocated. As of December 31, 1997, we had allocated or committed 32,154,838 shares to employee accounts, leaving 12,977,714 shares unallocated.

   We have entered into agreements to lend up to $123 million to one of the trusts through December 1, 2004. As of December 31, 1998, the trustee borrowed $94 million from Ameritech at rates ranging from 6.1% to 8.4%. The trustee borrowed an additional $20 million in January 1999 at 5.6%.

RESTRUCTURING In March 1998, we announced plans to significantly reduce future operating expenses by the end of 2002. As part of this cost containment program, we recorded a pretax restructuring charge of $104 million ($64 million after-tax, or $0.06 per share) in March 1998 principally to cover the costs of consolidating security monitoring centers and closing 53 company-owned cellular retail stores. The charge includes employee-related costs (principally severance) of approximately $54 million for the termination of the employment of approximately 5,000 employees, as well as other costs of approximately $50 million related to lease terminations and asset write-downs. We accounted for the employee costs of the restructuring charge in accordance with our existing severance plans and following FAS 112, "Employers' Accounting for Postemployment Benefits." We accounted for the other restructuring costs in accordance with existing accounting literature for restructurings. The charge does not include approximately 550 employees identified for employment termination when we acquired certain security services assets in 1997. We included the cost of terminating the employment of these employees in our purchase price.

   Employee reductions under the March 1998 restructuring program were 1,478 in 1998. Termination costs related to these employees were approximately $15 million. We also incurred nonemployee costs of approximately $13 million in 1998 related to this restructuring, resulting in an accrual balance of approximately $76 million as of December 31, 1998. Settlement gains of approximately $3 million associated with this restructuring were recorded in 1998.

MANAGEMENT WORK FORCE REDUCTIONS Effective January 1, 1995, management employees who are asked to leave the company under certain conditions will receive a severance payment under the Management Separation Benefit Plan (MSBP). We account for this benefit in accordance with FAS 112, "Employers' Accounting for Postemployment Benefits," accruing the separation cost when incurred. The number of employees leaving Ameritech under the MSBP, other than those leaving as part of the March 1998 restructuring discussed above, was 249 in 1998, 273 in 1997 and 618 in 1996.

   Settlement gains result from the payment of lump-sum distributions from the pension plans to former employees and are recorded as a credit to other operating expense. Settlement gains, net of termination costs, under the plans were $18 million in 1998, $20 million in 1997 and $33 million in 1996. We fund the involuntary plans from our operations and made cash payments of $4 million in 1998, $5 million in 1997 and $17 million in 1996.

9. COMMITMENTS
-----------------------------------------------------------------------------

We lease certain facilities and equipment used in our operations under both operating and capital leases. Rental expense under operating leases was $243 million in 1998, $220 million in 1997 and $219 million in 1996. As of December 31, 1998, the aggregate minimum rental commitments under noncancelable leases were as follows:

Years                                   Operating    Capital
------------------------------------------------------------------------------
1999                                        $94         $3
2000                                         82          2
2001                                         70          3
2002                                         56          1
2003                                         51          1
Thereafter                                  201          1
                                           ---------------
Total minimum rental commitments           $554         11
                                           ----
   Less: executory costs                                 1
         interest costs                                  2
                                                       ---
Present value of minimum lease payments                 $8
------------------------------------------------------------------------------

We commenced a 10-year agreement in 1996 with IBM Global Services (IBM), to perform certain information technology services we previously performed. IBM also is responsible for the consolidation of our data centers. The terms of the agreement and subsequent amendments specify payments to IBM that do not exceed about $200 million in any year. Actual charges from IBM may increase or decrease based in part on usage, growth or other data processing requirements. We may terminate the entire agreement upon payment of a predetermined fee, which varies based on the reason for termination and the year terminated.

10. FINANCIAL INSTRUMENTS AND DERIVATIVES
-----------------------------------------------------------------------------

The following table presents the estimated fair value of our financial instruments as of December 31:

                                    1998               1997
                       -----------------  -----------------
                       Carrying     Fair  Carrying     Fair
                          Value    Value     Value    Value
-----------------------------------------------------------------------------
Cash and temporary
  cash investments         $139     $139      $239     $239
Debt                      8,327    8,644     7,749    8,037
Other assets              1,434    1,421       907      888
Other liabilities           760      789       476      509
-----------------------------------------------------------------------------

We used the following methods and assumptions to estimate the fair value of financial instruments:

CASH AND TEMPORARY CASH INVESTMENTS The carrying value approximates fair value because of the short-term maturity of these instruments.

DEBT The carrying amount (including accrued interest) of our debt maturing within one year approximates fair value because of the short-term maturities involved. We estimated the fair value of our long-term debt based on the year-end quoted market price for the same or similar issues.

OTHER ASSETS AND LIABILITIES These financial instruments consist primarily of long-term receivables, other investments, financial contracts, customer deposits and preferred stock of subsidiaries. We based the fair values of these items on expected cash flows, available market prices or market comparables. Fair value of other liabilities includes the effect of interest rate swaps and forwards discussed below.

FINANCIAL CONTRACTS, INCLUDING DERIVATIVES We occasionally enter into foreign currency forward contracts to hedge exposure to adverse exchange risk. Also, we use interest rate swaps to manage interest rate exposure. Related gains and losses are reflected in net income. As of December 31, 1998, we had contracts giving us the right to deliver foreign currency valued at approximately $1.0 billion ($3.0 billion in 1997). As of December 31, we also had entered into interest rate swap agreements to change the interest rate on notional amounts of $395 million in 1998 and $527 million in 1997. We adjust interest expense to give effect to obligations under the swaps. We are exposed to credit risk in the unlikely event of nonperformance by counterparties and the fair value of the swaps exceeds their carrying value. As of December 31, 1998, the fair value of these interest rate swaps was $25 million less than carrying value. As of December 31, 1997, the fair value of the interest rate swaps was $15 million less than carrying value.

11. OTHER INCOME, NET
-----------------------------------------------------------------------------

The components of other income, net are as follows:

Income (expense)                  1998       1997       1996
------------------------------------------------------------------------------
Equity earnings of affiliates*    $382       $206       $236
Interest on company-owned
  life insurance and
  related programs                  40         46         55
Gain on LESOP                       52         44         35
Gain on sale of TCNZ shares      1,543         --         --
Charge for early redemption
  of long-term debt                (38)        --         --
Gain on sale of assets to
  Century Telephone                170         --         --
Gain on sale of Sky Network
  Television of New Zealand         --         52         --
Gain on sale of shares in MATAV     --         43         --
Gain on sale of Bellcore            --         42         --
Loss on forward contracts related
  to Tele Danmark acquisition      (54)       (16)        --
Other, net                         (40)       (27)        --
                               -----------------------------
Total                           $2,055       $390       $326
------------------------------------------------------------------------------

* Primarily Tele Danmark, Belgacom and MATAV in 1998 and TCNZ, Belgacom and MATAV in 1997 and 1996. Results in 1997 include an $87 million restructuring charge at Belgacom.

12. SHAREOWNERS' EQUITY
-----------------------------------------------------------------------------

STOCK INFORMATION Our certificate of incorporation authorizes 2.4 billion common shares. The certificate also allows 30 million shares of preferred stock (par value $1 per share) and 30 million shares of preference stock (par value $1 per share).

   As of December 31, 1998, we have registered 14,279,340 shares of our common stock with the SEC for future issuance. We may issue these shares from time to time for the completion of acquisitions, for the payment of dividends or for other corporate purposes.

STOCK PLANS In April 1997, shareowners approved a long-term stock incentive plan. Through our 1989 and 1997 plans, we grant incentive compensation to our officers and other employees in the form of stock options, stock appreciation rights, restricted stock and performance awards. The incentives granted are based upon terms and conditions and are subject to certain limitations, determined by a committee of the board of directors, which administers the plans. The plans authorize the issuance of up to 120,000,000 shares of common stock over a 10-year period. All future grants will be made under the 1997 plan.

   We may grant stock options under the 1997 plan as either incentive stock options or nonqualified stock options. We have not granted any options at less than fair market value as of the date

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

of grant. Under the 1997 plan, stock options and stock appreciation rights may not be granted at less than the fair market value on the date of grant except in the case of awards to newly hired or promoted employees when the fair market value on the date of hire or promotion may be used. Additionally, under the 1997 plan, the per share exercise price may not be repriced or surrendered as consideration in exchange for a new award with a lower per share exercise price. The options have a maximum life of 10 years and one day from the date of grant. We may grant stock appreciation rights independently or together with stock options. Stock appreciation rights permit the optionee to receive stock, cash or a combination thereof equal to the amount by which the fair market value on the exercise date exceeds the option price. Substantially all stock options granted on or following December 16, 1987, are exercisable after one year in equal increments over the following three years. Beginning in 1994, we awarded grants of nonqualified stock options with dividend equivalents to certain employees.

   Information regarding options granted under a long-term incentive plan, which expired in 1994 and under the 1989 and 1997 plans, is as follows:

                                 Incentive             Nonqualified
                             Stock Options            Stock Options
                             -------------    ---------------------
                           Shares   Price*     Shares        Price*
-----------------------------------------------------------------------------
December 31, 1995          11,336   $10.29    27,951,434     $19.03
Granted                        --       --    13,760,832     $29.15
Exercised                 (11,336)  $10.29    (4,393,874)    $18.08
Canceled or expired            --       --    (1,666,368)    $24.99
-----------------------------------------------------------------------------
December 31, 1996              --       --    35,652,024     $22.78
Granted                        --       --    17,226,368     $30.15
Exercised                      --       --    (7,859,530)    $19.83
Canceled or expired            --       --    (4,369,148)    $27.53
-----------------------------------------------------------------------------
December 31, 1997              --       --    40,649,714     $25.96
Granted                        --       --     9,697,193     $45.09
Exercised                      --       --    (6,773,262)    $23.36
Canceled or expired            --       --    (1,638,244)    $35.78
-----------------------------------------------------------------------------
December 31, 1998              --       --    41,935,401     $30.42
-----------------------------------------------------------------------------

* Weighted average

The above stock options have the following characteristics as of December 31, 1998:

                                        Remaining
                   Shares                    Life         Shares
Grant Year    Outstanding       Price*  (in years)*  Exercisable
------------------------------------------------------------------------------
1989-93         2,150,083       $16.28      2.4        2,150,083
1994            3,307,615        19.28      5.1        3,307,615
1995            5,576,324        20.84      6.1        5,576,324
1996            8,361,187        29.13      7.1        4,816,787
1997           13,477,031        30.30      8.1        3,671,271
1998            9,063,161        45.09      9.3            2,111
               ----------                             ----------
               41,935,401                             19,524,191
------------------------------------------------------------------------------

* Weighted average

As of December 31, additional shares available under stock options with dividend equivalents were 1,144,092 in 1998, 1,006,992 in 1997 and 713,820 in 1996.

   All stock appreciation rights granted under the plans have been issued in tandem with nonqualified stock options. The exercise of a nonqualified option or a stock appreciation right cancels the related right or option. We have not issued any stock appreciation rights after December 31, 1990.

   As of December 31, 1998, 22,333 shares of nonperformance-based restricted stock are outstanding under the plans. Shareowners' equity reflects deferred compensation for the unvested stock awarded. This amount is reduced and charged against operations (together with any change in market price) as the employees vest in the stock.

   In 1995, the FASB issued FAS 123, "Accounting for Stock-Based Compensation." This pronouncement requires us to calculate the value of stock options at the date of grant using an option pricing model. We have elected the "pro forma, disclosure only" option permitted under FAS 123, instead of recording a charge to operations, as shown below:

                                          1998       1997       1996
------------------------------------------------------------------------------
Net income                As reported   $ 3,606    $ 2,296    $ 2,134
                            Pro forma     3,581      2,262      2,107
Earnings per share  As reported basic      3.27       2.09       1.93
                  As reported diluted      3.25       2.08       1.92
                      Pro forma basic      3.25       2.06       1.91
                    Pro forma diluted      3.21       2.05       1.91
------------------------------------------------------------------------------

Because the FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. We adjusted pro forma net income for dividend equivalents expensed as a variable plan.

   Our weighted-average assumptions used in the pricing model and resulting fair values were as follows:

                                   1998       1997       1996
------------------------------------------------------------------------------
Risk-free rate                      5.63%      6.22%      5.37%
Expected dividend yield*            2.67%      3.74%      3.50%
Expected option life (in years)
   (without dividend equivalents)   4.20       3.25       3.25
Expected option life (in years)
   (with dividend equivalents)      5.40       5.00       5.00
Expected stock price volatility    24.43%     23.67%     20.74%
Grant date value
   (without dividend equivalents) $10.07      $5.49      $4.48
Grant date value
   (with dividend equivalents)    $15.95     $10.31      $8.99
------------------------------------------------------------------------------

* The options granted with dividend equivalents (about 27% of total options granted in 1998, 24% in 1997 and 28% in 1996) were priced assuming the dividends would accrue to the optionee over the expected life of the option.

13. ADDITIONAL FINANCIAL INFORMATION
-----------------------------------------------------------------------------

                                               December 31
                                      --------------------
                                          1998       1997
------------------------------------------------------------------------------
Other current liabilities
   Accrued payroll                         $165       $284
   Accrued taxes                          1,405        478
   Advance billings and customer deposits   370        378
   Dividends payable                        351        330
   Accrued interest                         183        127
   Other                                  1,002        653
                                         -----------------
Total                                    $3,476     $2,250
------------------------------------------------------------------------------

Interest paid was $555 million in 1998, $534 million in 1997 and $544 million in 1996. Advertising expense was $283 million in 1998, $354 million in 1997 and $270 million in 1996.

   Net income was reduced by $56 million in 1998 and $24 million in 1997 as a result of reclassification of currency translation adjustments from other comprehensive income. This resulted from the sale of our TCNZ and MATAV shares previously discussed. Reclassifications from other comprehensive income as a result of sales of securities did not exceed $10 million in any year.

14. SEGMENT INFORMATION
-----------------------------------------------------------------------------

We have three reportable segments as defined by FAS 131, "Disclosures About Segments of an Enterprise and Related Information." They are communications, information and entertainment, and international. The communications segment provides telecommunications services such as landline telephone service, cellular telephone and paging services, and call management and data services to business and residential customers primarily in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin. Communications services also include network access and interconnection services for interexchange carriers and competitive providers of local telephone service. The information and entertainment segment provides printed and online directories for business and residential users, security and alarm monitoring services for homes and businesses, and cable TV services. The international segment manages our investments in foreign ventures, which we account for using the equity method of accounting. In addition to these reportable segments, we derive revenues from other nonreportable segments, including lease financing services.

Our reportable segments are strategic business units or aggregations of strategic business units that offer different products or services. They are managed separately based on differences in customer base, strategic objectives or regulatory environment. With the exception of the international segment, management evaluates segment performance based upon direct margin, which represents total revenues less direct expenses attributable to that segment. Results are normalized for one-time items. Management does not allocate corporate overhead, centralized information technology (IT) costs, interest income, interest expense, other nonoperating items or income taxes when measuring segment results. Corporate overhead and IT costs are shown as a reconciling item in the reconciliation of segment profit to consolidated operating income below. The international segment is evaluated based on income from equity-method investees before one-time items. The accounting policies of the segments are generally the same as those described in Note 1. Following is a summary of information about segment profits, assets and capital expenditures (including business acquisitions).

Communications
                                      1998    1997     1996
------------------------------------------------------------------------------
Revenues from
  external customers                $15,121 $14,208  $13,207
Intersegment revenues                   148     154      183
Depreciation and amortization         2,398   2,276    2,207
Net income in
  equity-method investees                 4       4        3
Segment profit                        6,066   5,561    4,811
Segment assets                       19,899  19,053   18,014
Expenditures for
  segment assets                      2,702   2,795    2,181
------------------------------------------------------------------------------


[GRAPHIC APPEARS HERE]

Our total number of high-capacity
circuits grew 33% in 1998, reflecting
surging demand for data communications.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts)

Information and entertainment
                                      1998    1997     1996
------------------------------------------------------------------------------
Revenues from
  external customers                $1,993  $1,581   $1,415
Intersegment revenues                    9       2        2
Depreciation and amortization          177     124       74
Segment profit                         527     488      521
Segment assets                       2,868   2,472    1,168
Expenditures for
  segment assets                       186   1,086      149
------------------------------------------------------------------------------

International
                                      1998    1997     1996
------------------------------------------------------------------------------
Income from equity-
  method investees                    $378    $289     $233
Segment assets                       7,438   2,328    2,562
Expenditures for
  segment assets                     3,143      --      898
------------------------------------------------------------------------------

Other business activities
                                      1998    1997     1996
------------------------------------------------------------------------------
Revenues from
  external customers                  $156    $134     $109
Revenues from operating
  segments                              92      72       36
Depreciation and amortization          130     109       69
Profit                                  90      77       64
Assets                               1,479   1,192      953
Expenditures for
  long-lived assets                    139     103       87
------------------------------------------------------------------------------

Following are reconciliations of reportable segment information to financial statement amounts:

Revenues
                               1998       1997       1996
------------------------------------------------------------------------------
Total revenues from
  reportable segments        $17,271    $15,945    $14,807
Other operating revenues         248        206        145
Corporate revenues
  and eliminations              (365)      (153)       (35)
                             -----------------------------
Total consolidated
  revenues                   $17,154    $15,998    $14,917
------------------------------------------------------------------------------

Profit
                               1998       1997       1996
------------------------------------------------------------------------------
Communications and
  information and
  entertainment margins       $6,593     $6,049     $5,332
Margin from other
  business activities             90         77         64
Corporate and eliminations    (2,386)    (2,258)    (1,891)
                             -----------------------------
Operating income before
  one-time items               4,297      3,868      3,505
One-time items
  in operating income           (104)       (69)        --
                             -----------------------------
Operating income               4,193      3,799      3,505
Interest expense                 611        505        514
Income from international
  equity-method investees        378        289        233
Other income (expense)            56         67         75
Other one-time items           1,621         34         18
                             -----------------------------
Pretax income                 $5,637     $3,684     $3,317
------------------------------------------------------------------------------

Assets
                               1998       1997       1996
------------------------------------------------------------------------------
Total assets for
  reportable segments        $30,205    $23,853    $21,744
Other assets                   1,479      1,192        953
Corporate assets and
  eliminations                (1,385)       294      1,010
                             -----------------------------
Total consolidated
  assets                     $30,299    $25,339    $23,707
------------------------------------------------------------------------------

GEOGRAPHIC INFORMATION We hold investments in entities or conduct operations in a number of countries outside the United States. Substantially all of our overseas ventures are accounted for using the equity method of accounting, under which we do not record the revenues and expenses of the ventures in our operating results (see Note 2). Specifically, less than 1% of consolidated revenues for all years presented are from outside the United States. A summary of our long-lived assets by country is as follows:

Long-lived assets
                               1998       1997       1996
------------------------------------------------------------------------------
United States                $20,309    $19,093    $17,658
Belgium                          892        742        890
Denmark                        3,401         --         --
Hungary                          534        506        655
New Zealand                       --        417        670
Other countries                   33         32         35
                             -----------------------------
Total                        $25,169    $20,790    $19,908
------------------------------------------------------------------------------

PRODUCT INFORMATION Most of our revenues are derived from the provisioning of landline telephone service and supporting products. Products or services that contributed more than 5% of our consolidated revenues other than those of our landline telephone business are as follows:

                                   1998       1997       1996
-----------------------------------------------------------------------------
Cellular and paging                 11%        11%         9%
Directory advertising                8%         8%         8%
-----------------------------------------------------------------------------

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
-----------------------------------------------------------------------------

                                                   Diluted
                           Operating        Net   Earnings
                 Revenues     Income     Income  per Share
-----------------------------------------------------------------------------
1998
1st Quarter       $4,133       $905        $492     $0.44
2nd Quarter        4,289      1,164       1,707      1.54
3rd Quarter        4,290      1,063         645      0.58
4th Quarter        4,442      1,061         762      0.68
                 ------------------------------
Total            $17,154     $4,193      $3,606     $3.25
-----------------------------------------------------------------------------

1997
1st Quarter       $3,859       $912        $536     $0.48
2nd Quarter        3,986      1,041         537      0.49
3rd Quarter        4,006        962         613      0.56
4th Quarter        4,147        884         610      0.55
                 ------------------------------
Total            $15,998     $3,799      $2,296     $2.08
-----------------------------------------------------------------------------

The first quarter of 1998 includes a one-time pretax charge of $104 million ($64 million after-tax) for restructuring related to a cost containment program, as well as a one-time pretax charge of $54 million ($34 million after-tax) for a currency-related fair value adjustment in conjunction with our Tele Danmark investment. The second quarter of 1998 includes a one-time pretax gain of $1.5 billion ($1.0 billion after-tax) related to the sale of substantially all of our TCNZ shares. The fourth quarter of 1998 includes a one-time pretax charge of $38 million ($24 million after-tax) for the costs of early redemption of long-term debt, as well as a pretax gain of $170 million ($102 million after-tax) from the sale of certain telephone and directory assets to Century Telephone Enterprises, Inc.

   The second quarter of 1997 includes a one-time after-tax charge of $87 million related to our share of the costs of a work force restructuring at Belgacom. The third quarter of 1997 includes a one-time pretax gain of $52 million ($37 million after-tax) resulting from the sale of our interest in Sky Network Television of New Zealand. Several other significant income and expense items were reported in the fourth quarter of 1997. However, the net result was not material to results for the quarter or year.

   We calculated earnings per share on a quarter-by-quarter basis in accordance with GAAP. Quarterly EPS figures may not total EPS for the year due to fluctuations in the number of shares outstanding.

   We have included all adjustments necessary for a fair statement of results for each period.

16. MERGER AGREEMENT
-----------------------------------------------------------------------------

On May 11, 1998, we jointly announced with SBC Communications Inc. (SBC) a definitive agreement to merge an SBC subsidiary with Ameritech in a transaction in which each outstanding share of Ameritech common stock (other than shares owned by Ameritech, SBC or their respective subsidiaries) will be converted into and exchanged for 1.316 shares of SBC common stock. After the merger, Ameritech will be a wholly owned subsidiary of SBC. The transaction has been approved by the board of directors and shareowners of each company. It is intended to be accounted for as a pooling of interests and will qualify for federal income tax purposes as a tax-free reorganization. The merger is subject to the satisfaction of certain conditions and regulatory approvals.

   The transaction, if approved by regulators and completed, will constitute a change in control of the company. Stock options granted to employees prior to initiation of the merger vest fully upon the change in control, and certain change in control agreements and employee severance plans become operative. These agreements and plans have been described in our most recent proxy statement.

   We have capitalized direct merger-related costs aggregating approximately $22 million as of December 31, 1998, pending completion of the merger.